Exhibit 10.1

CREDIT AGREEMENT

AMONG

BREITBURN OPERATING L.P.

AND

ALAMITOS COMPANY,

ALAMITOS COMPANY LLC,

BREITBURN ENERGY PARTNERS L.P.,

BREITBURN OPERATING GP, LLC

PHOENIX PRODUCTION COMPANY, AND

PREVENTIVE MAINTENANCE SERVICES, LLC

AS GUARANTORS

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS LEAD ARRANGER, ADMINISTRATIVE AGENT, AND ISSUING LENDER

CITIBANK, N.A.,

AS SYNDICATION AGENT

UNION BANK OF CALIFORNIA, N.A.,

AS DOCUMENTATION AGENT

AND THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

AS LENDERS

DATED AS OF  OCTOBER 10, 2006

i

5.02	Conditions to All Loans	34
ARTICLE VI. REPRESENTATIONS AND WARRANTIES		35
6.01	Organization, Existence and Power	35
6.02	Corporate Authorization; No Contravention	35
6.03	Governmental Authorization	35
6.04	Binding Effect	35
6.05	Litigation	35
6.06	No Default	35
6.07	ERISA Compliance	36
6.08	Margin Regulations	36
6.09	Title to Properties	36
6.10	Oil and Gas Reserves	37
6.11	Initial Reserve Report	37
6.12	Gas Imbalances	37
6.13	Taxes	37
6.14	Financial Condition	38
6.15	Environmental Matters	38
6.16	Regulated Entities	39
6.17	No Burdensome Restrictions	39
6.18	Copyrights, Patents, Trademarks and Licenses, etc	39
6.19	Subsidiary	39
6.20	Insurance	39
6.21	Derivative Contracts	39
6.22	Full Disclosure	39
6.23	Solvency	40
ARTICLE VII. AFFIRMATIVE COVENANTS		40
7.01	Financial Statements	40
7.02	Certificates; Other Production and Reserve Information	41
7.03	Notices	43
7.04	Preservation of Company Existence, Etc	43
7.05	Maintenance of Property	44
7.06	Title Information	44
7.07	Additional Collateral	45
7.08	Insurance	45
7.09	Payment of Obligations	45
7.10	Compliance with Laws	45

7.11	Compliance with ERISA	46
7.12	Inspection of Property and Books and Records	46
7.13	Environmental Laws	46
7.14	New Subsidiary/Unrestricted Subsidiary	47
7.15	New Subsidiary Guarantors	47
7.16	Use of Proceeds	47
7.17	Operating Accounts	47
7.18	Phase I Reports	47
7.19	Further Assurances	47
ARTICLE VIII. NEGATIVE COVENANTS		48
8.01	Limitation on Liens	48
8.02	Disposition of Assets	49
8.03	Consolidations and Mergers	49
8.04	Loans and Investments	50
8.05	Limitation on Indebtedness	50
8.06	Transactions with Affiliates	51
8.07	Margin Stock	51
8.08	Contingent Obligations	51
8.09	Restricted Payments	51
8.10	Derivative Contracts	52
8.11	Change in Business and Corporate Structure	53
8.12	Accounting Changes	53
8.13	ERISA Compliance	53
8.14	Interest Coverage Ratio	54
8.15	Leverage Ratio	54
8.16	Current Ratio	54
ARTICLE IX. EVENTS OF DEFAULT		54
9.01	Event of Default	54
9.02	Remedies	56
9.03	Rights Not Exclusive	57
ARTICLE X. ADMINISTRATIVE AGENT		57
10.01	Appointment and Authorization	57
10.02	Duties and Obligations of Administrative Agent	57
10.03	Action by Administrative Agent	58
10.04	Reliance by Administrative Agent	58
10.05	Sub-agents	59

10.06	Administrative Agent as Lender	59
10.07	No Reliance	59
10.08	Administrative Agent May File Proofs of Claim	59
10.09	Authority of Administrative Agent to Release Collateral and Liens	60
10.10	The Arrangers, the Syndication Agent and the Documentation Agent	60
10.11	Successor Administrative Agent	60
10.12	Withholding Tax	61
ARTICLE XI. MISCELLANEOUS		62
11.01	Amendments and Waivers	62
11.02	Notices	63
11.03	No Waiver; Cumulative Remedies	64
11.04	Costs and Expenses	64
11.05	Indemnity	64
11.06	Payments Set Aside	65
11.07	Successors and Assigns	65
11.08	Assignments, Participations, etc.	65
11.09	Interest	67
11.10	Indemnity and Subrogation	68
11.11	Collateral Matters; Derivative Contracts	68
11.12	USA Patriot Act Notice	69
11.13	Automatic Debits of Fees	69
11.14	Notification of Addresses, Lending Offices, Etc.	69
11.15	Counterparts	69
11.16	Severability	69
11.17	No Third Parties Benefited	70
11.18	Governing Law, Jurisdiction and Waiver of Jury Trial	70
11.19	ARBITRATION	71
11.20	Entire Agreement	72
11.21	NO ORAL AGREEMENTS	72

SCHEDULES

Schedule 2.01	Commitments
Schedule 4.01	Security Documents
Schedule 6.05	Litigation
Schedule 6.07	ERISA Compliance
Schedule 6.15	Environmental Matters
Schedule 6.19	Subsidiaries
Schedule 6.21	Derivative Contracts
Schedule 8.01	Liens
Schedule 8.05	Indebtedness
Schedule 8.08	Contingent Obligations
Schedule 11.02	Lending Offices; Addresses for Notices

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Acceptance Agreement
Exhibit E	Form of Note
Exhibit F	Form of Pricing Grid Certificate
Exhibit G	Form of Continuing Guaranty Agreement
Exhibit H	Form of Company Security Agreement and Pledge

v

THIS CREDIT AGREEMENT is dated as of October 10, 2006, among BREITBURN OPERATING L.P., a Delaware limited partnership (the “Company”), ALAMITOS COMPANY, a California corporation, ALAMITOS COMPANY LLC, a Delaware limited liability company, BREITBURN ENERGY PARTNERS, L.P., a Delaware limited partnership, BREITBURN OPERATING GP, LLC, a Delaware limited liability company, PHOENIX PRODUCTION COMPANY, a Wyoming corporation, and PREVENTIVE MAINTENANCE SERVICES, LLC, a Colorado limited liability company (collectively “Guarantors”), each of the financial institutions from time to time party hereto (individually, a “Lender” and collectively, the “Lenders”),  WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), as lead arranger for the Lenders (in such capacity, “Lead Arranger”), and as Issuing Lender (in such capacity, “Issuing Lender”), CITIBANK, N.A., as syndication agent for the Lenders (“Syndication Agent”) and UNION BANK OF CALIFORNIA, N.A., as documentation agent for the Lenders (“Documentation Agent”).

In consideration of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, Guarantors, Administrative Agent, Issuing Lender and the Lenders hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.01         Certain Defined Terms.  The following terms have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock of a corporation (or similar entity), which stock has ordinary voting power for the election of the members of such entity’s board of directors or persons exercising similar functions (other than stock having such power only by reason of the happening of a contingency), or the acquisition of in excess of 50% of the partnership interests or equity of any Person not a corporation which acquisition gives the acquiring Person the power to direct or cause the direction of the management and policies of such Person, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or a Subsidiary of the Company is the surviving entity.

“Administrative Agent” has the meaning specified in the introductory clause hereto.

“Administrative Agent’s Payment Office” means the address for payments as the Administrative Agent may from time to time specify.

“Affected Lender” has the meaning specified in Section 3.07.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent-Related Persons” as to the Administrative Agent, means the Administrative Agent, its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and its Affiliates.

“Agreement” means this Credit Agreement.

“Applicable Margin” means, with respect to Base Rate Loans and LIBOR Loans, the respective margins therefor as determined under the Pricing Grid.

“Assignee” has the meaning specified in Subsection 11.08(a).

“Assignment and Acceptance” has the meaning specified in Subsection 11.08(a).

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

“Availability Period” has the meaning specified in Subsection 2.01(b).

“Available Borrowing Base” means, at the particular time in question, the Borrowing Base then in effect minus the Effective Amount at such time.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended, and regulations promulgated thereunder.

“Base Rate” means, for any day, the fluctuating rate of interest in effect for such day which rate per annum shall be equal to the higher of (a) the rate of interest as publicly announced from time to time by Administrative Agent as its “reference rate,” and (b) one-half of one percent (0.50%) per annum above the Federal Funds Rate in effect from time to time.  (The “reference rate” is a rate set by Administrative Agent based upon various factors including costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)  Any change in the reference rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based at the Base Rate plus the Applicable Margin.

“BEC Credit Agreement” means that certain Credit Agreement of even date herewith, by and among BreitBurn Energy Company, L.P., a Delaware limited partnership, its subsidiaries as guarantors, Administrative Agent as administrative agent and the lenders party thereto.

“Borrowing” means a borrowing hereunder consisting of Loans of the same Interest Rate Type made to the Company on the same day by the Lenders under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

“Borrowing Base” means at the particular time in question, the amount provided for in Section 2.05 provided, however, in no event shall the Borrowing Base ever exceed the Maximum Loan Amount.

“Borrowing Base Deficiency” means at any time, the Effective Amount exceeds the Borrowing Base then in effect.

“Borrowing Base Period” means the period from the Effective Date to the initial Scheduled Borrowing Base Determination Date, and thereafter, each six-month period between Scheduled Borrowing Base Determination Dates.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.02.

“BreitBurn Energy Corporation” means BreitBurn Energy Corporation, a California corporation and member of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas or San Francisco, California are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Lease” means, when used with respect to any Person, any lease in respect of which the obligations of such Person constitute Capitalized Lease Obligations.

“Capitalized Lease Obligations” means, when used with respect to any Person, without duplication, all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations shall have been or should be, in accordance with GAAP, capitalized on the books of such Person.

“Cash Equivalents” means:  (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States and having maturities of not more than twelve (12) months from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, or bankers’ acceptances having in each case a tenor of not more than twelve (12) months from the date of acquisition issued by, and demand deposits with, any U.S. commercial bank or any branch or agency of a non-U.S. commercial bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $500,000,000, whose long term securities are rated at least A (or then equivalent grade) by S&P and A2 (or then equivalent grade) by Moody’s at the time of acquisition; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s at the time of acquisition, and in either case having a tenor of not more than twelve (12) months; (d) debt securities which are registered under the Securities Act of 1933, as amended (the “Securities Act”) (and not “restricted securities” in the Company’s hands as defined in Rule 144 under the Securities Act), or adjustable rate preferred stock traded on a national securities exchange and issued by a corporation duly incorporated under the laws of a state of the United States, or issued by any state, county or municipality located in the United States of America, provided, however, that such debt securities are rated A2 by Moody’s and A or better by S&P at the time of acquisition, and such debt securities have a maturity not in excess of twelve (12) months from the date of creation thereof; (e) repurchase agreements with a term of not more than seven (7) days for underlying securities of the types described in clauses (a) and (b) above; and (f) money market mutual or similar funds having assets in excess of $100,000,000.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Company or any of its Subsidiaries having a fair market value in excess of $1,000,000.

“Change of Control” means (a) Provident Energy Trust shall cease to own, directly or indirectly, the majority of the issued and outstanding voting shares of either General Partner or BreitBurn GP LLC on a fully diluted basis assuming the conversion and exercise of all outstanding convertible securities (whether or not such securities are then currently convertible or exercisable); (b) General Partner shall cease to own, directly or indirectly, all of the general partner interest (including without limitation, all outstanding securities convertible to general partner interests) of the Company; or (c) Parent shall cease to own, directly or indirectly, all of the limited partnership interest of the Company; or (d) a sale of all or substantially all of the assets of the Loan Parties taken as a whole to any Person or group of Persons; or (e) the liquidation or dissolution of Parent or the Company; or (f) the first day on which a majority of the Board of Directors of either General Partner or BreitBurn GP LLC are not Continuing Directors. “Continuing Directors” means any member of the board of directors (or managers, in the case of a limited liability company) of General Partner or BreitBurn GP LLC, as applicable, who (A) is a member of such board of directors or managers as of the date of this Agreement or (B) was nominated for election or elected to such board of directors or managers with the affirmative vote of two-thirds of the Continuing Directors who were members of such board of directors or managers at the time of such nomination or election (not including as board nominees any directors which the board is obligated to nominate pursuant to shareholders’ agreements, voting trust arrangements or similar arrangements).

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Collateral” means all property of any kind which is subject to a Lien in favor of Administrative Agent or which under the terms of any Security Document is purported to be subject to such Lien.

“Commitment” means, as to each Lender, such Lender’s Pro Rata Share of the lesser of (a) the current Borrowing Base or (b) the Maximum Loan Amount, as such commitment may be terminated and/or reduced from time to time in accordance with the provisions hereof.

“Commitment Fee” means the variable fee as determined by the Pricing Grid payable pursuant to Subsection 2.07(a).

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Interest Expense” means, with respect to the Loan Parties, for any fiscal period, the aggregate amount of all costs, fees and expenses paid by the Loan Parties in such fiscal period which are classified as interest expense on the consolidated financial statements of the Loan Parties, all as determined in conformity with GAAP.

“Consolidated Net Income” means, for any period, the net income (or net loss) of the Loan Parties for such period determined in accordance with GAAP; provided, the effect, if any, resulting from the application of FAS 133 shall be excluded from the calculation of net income (or net loss.

“Contingent Obligation” means, as to any Person without duplication, any direct or indirect liability of that Person with or without recourse, (a) with respect to any Indebtedness, dividend, letter of credit or other similar obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person, other than in the ordinary course of business, if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Derivative Contract.  The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the lesser of (a) the stated maximum amount, if any, of such Contingent Obligation and (b) the maximum stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the lesser of (a) the stated maximum amount, if any, of such Contingent Obligation and (b) the maximum reasonably anticipated liability in respect thereof.

“Continuing Directors” has the meaning specified in the definition of “Change of Control.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.03, the Company (a) converts Loans of one Interest Rate Type to another Interest Rate Type, or (b) continues as Loans of the same Interest Rate Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

“Credit Extension” means and includes the making of any Loans or issuance of any Letter of Credit (including the continuation of any existing Letter of Credit) hereunder.

“Current Assets” means, at any time, the current assets of the Loan Parties at such time, plus, the Available Borrowing Base at such time, less, for purposes of this definition, any non-cash gains for any Derivative Contract resulting from the requirements of FAS 133 at such time.

“Current Liabilities” means, at any time, the current liabilities of the Loan Parties at such time, less the sum of (a) current maturities of the Company’s Obligations to the extent such payments are not past due and (b) non-cash losses or charges on any Derivative Contract resulting from the requirements of FAS 133 at such time.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” has the meaning specified in Subsection 2.06(b)(iii).

“Derivative Contract” means all futures contracts, forward contracts, swap, cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering oil and gas commodities or prices or financial, monetary or interest rate instruments.

“Dispositions” has the meaning specified in Section 8.02.

“Documentation Agent” has the meaning specified in the introductory clause hereto.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“EBITDA” means, for any period, the sum of Consolidated Net Income for the preceding twelve months (or for any period ending prior to September 30, 2007, the pro forma Consolidated Net Income for the preceding twelve months) plus, without duplication, the following expenses or charges to the extent deducted from Consolidated Net Income in such twelve month period (or pro forma Consolidated Net Income for any period ending prior to September 30, 2007, as applicable): exploration expense, interest expense, depletion, depreciation, amortization, unrealized loss on Derivative Contracts which relate to hedging, loss on sale of assets, cumulative effect of accounting change, and income taxes minus, without duplication, the following gains or credits to the extent added to Consolidated Net Income in such twelve month period (or pro forma Consolidated Net Income for any period ending prior to September 30, 2007, as applicable): unrealized gain on Derivative Contracts which relate to hedging, gain on sale of assets, and cumulative effect of accounting changes. Provided that all calculations of EBITDA, for any applicable period during which a permitted acquisition or disposition is consummated, shall be determined on a pro forma basis (such calculation to be acceptable to, and approved by, Administrative Agent) as if such acquisition or disposition was consummated on the first day of such applicable period.

“Effective Amount” means on any date, the aggregate outstanding principal amount of all Loans thereof after giving effect to any prepayments or repayments of Loans occurring on such date plus the LC Obligation.

“Effective Date” means the date on which all conditions precedent set forth in Sections 5.01 and 5.02 are satisfied or waived by Administrative Agent.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person with a combined capital and surplus of at least $100,000,000 that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a bank, (ii) a Subsidiary of a Person of which a bank is a Subsidiary, or (iii) a Person of which a bank is a Subsidiary; (d) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $100,000,000; and (e) any other Person approved by the Administrative Agent.

“Environmental Claims” means all material claims by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all material federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all material administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, and safety matters.

“Equity” means all shares, options, warrants, general or limited partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate (other than pursuant to Section 4041(b) of ERISA), the treatment of a Plan amendment as a termination under Section 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Event of Default” means any of the events or circumstances specified in Section 9.01.

“Exchange Act” means the Securities and Exchange Act of 1934, and regulations promulgated thereunder.

“FAS 133” means Statement No. 133 of the Financial Accounting Standards Board to Derivative Contracts.

“FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York, New York time) on that day by each of three leading brokers of Federal funds transactions in New York, New York selected by the Administrative Agent.

“Fee Letter” shall have the meaning specified in Subsection 2.07(c) hereof.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“General Partner” means BreitBurn Operating GP, LLC, a Delaware limited liability company.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantors” means, collectively, the entities identified in the preamble hereto as Guarantors, together with any Subsidiary of a Loan Party which is required to execute a Guaranty under Section 7.15.  “Guarantor” means, individually, any one of the Guarantors.

“Guaranties” means, collectively, each Continuing Guaranty Agreement, substantially in the form of Exhibit G hereto, executed by the Guarantors in favor of Administrative Agent, as same may be amended, supplemented or otherwise modified from time to time. “Guaranty” means, individually, any one of the Guaranties.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

“Highest Lawful Rate” means, as of a particular date, the maximum nonusurious interest rate that under applicable federal and Texas law may then be contracted for, charged or received by the Lenders in connection with the Obligations.

“Hydrocarbon Interests” means leasehold and other interests in or under oil, gas and other liquid or gaseous hydrocarbon leases wherever located, mineral fee interests, overriding royalty and royalty interests, net profit interests, production payment interests relating to oil, gas or other liquid or gaseous hydrocarbons wherever located including any reserved or residual interest of whatever nature.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or Lender under such agreement in the event of default are limited to repossession or sale of such property) including, without limitation, production payments, net profit interests and other Hydrocarbon Interests subject to repayment out of future Oil and Gas production; (f) all obligations with respect to Capital Leases; (g) all net obligations with respect to Derivative Contracts; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnified Person” has the meaning specified in Section 11.05.

“Independent Auditor” has the meaning specified in Subsection 7.01(a).

“Independent Engineer” has the meaning specified in Section 6.11.

“Initial Reserve Report” has the meaning specified in Section 6.11.

“Insolvency Proceeding” means (a) any case, action or proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Interest Payment Date” (a) as to any Base Rate Loan, means the last Business Day of each month prior to the Termination Date, and (b) as to any LIBOR Loan, the last day of each Interest Period applicable to such Loan, provided, however, that if any Interest Period for a LIBOR Loan exceeds three months, the date that falls three months after the beginning of such Interest Period, and the date that falls three months after each Interest Payment Date thereafter for such Interest Period, is also an Interest Payment Date.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as LIBOR Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:  (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period pertaining to an LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period for any Loan shall extend beyond the Termination Date.

“Interest Rate Type” means, with respect to any Loan, the interest rate, being either the Base Rate or the LIBOR forming the basis upon which interest is charged against such Loan hereunder.

“IPO” means the initial public offering of the Parent, as more fully described in the  S-1 Filing.

“IPO Date” means the date on which the IPO occurs.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Issue” means with respect to any Letter of Credit, to issue or extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Lender” has the meaning specified in the introductory clause hereto.

“LC Application” means an application or agreement for a standby Letter of Credit in such form as shall be acceptable to the Issuing Lender in its sole discretion, and duly executed by the Company pursuant to Section 2.10(a).

“LC Collateral” means any amounts held by the Administrative Agent as security for LC Obligations of the Company.

“LC Collateral Account” means a blocked deposit account held by the Administrative Agent.

“LC Obligation” means, at the time in question, the sum of the Matured LC Obligations plus the aggregate amount outstanding under all Letters of Credit then outstanding.

“LC Related Document” means the Letters of Credit, LC Applications and any other document relating to any Letter of Credit including any of the Issuing Lender’s standard form documents for Letter of Credit issuances.

“Lead Arranger” has the meaning specified in the introductory clause hereto.

“Lenders” has the meaning specified in the introductory clause hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Offshore Lending Office”, as the case may be, on Schedule 11.02, or such other office or offices as such Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any stand-by letter of credit issued by the Issuing Lender pursuant to this Agreement and upon an LC Application.

“Letter of Credit Fee” means the fee specified in Subsection 2.07(b).

“LIBOR” means a per annum rate of interest (rounded upwards, if necessary, to the nearest 1/100th%) equal to the rate at which Administrative Agent is offered deposits by major banks in dollars in the aggregate amount of the relevant Loans and for a period comparable to the applicable Interest Period in the London interbank market at approximately 11:00 a.m. (London time), three (3) Business Days prior to the beginning of the relevant Interest Period. The determination and calculation of the LIBOR and each component thereof by Administrative Agent shall be conclusive and binding, absent manifest error.

“LIBOR Loan” means a Loan that bears interest based on LIBOR plus the Applicable Margin.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement and the interest of a lessor under a Capital Lease), any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law and any contingent or other agreement to provide any of the foregoing, but not including (a) the interest of a lessor under a lease on Oil and Gas Properties and (b) the interest of a lessor under an Operating Lease.

“Loan” means an extension of credit by a Lender to the Company under Article II.

“Loan Documents” means this Agreement, the Notes, each Guaranty, the Security Documents, each LC Application and Letter of Credit and all other documents delivered to the Administrative Agent or any Lender in connection herewith, including without limitation, the Fee Letter and any commitment letters.

“Loan Parties” means collectively the Company, the General Partner and each of the Guarantors. “Loan Party” means individually, any of the Company or a Guarantor.

“Majority Lenders” means, at any time, the Administrative Agent and the Lenders holding at least fifty percent (50%) of the sum of the Effective Amount or, if there is no Effective Amount, the Administrative Agent and the Lenders holding at least fifty percent (50%) of the sum of the Commitments of all of the Lenders.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U  or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Loan Parties taken as a whole, or as to the Company, including without limitation, any material adverse change in commodity prices or reserve estimates of the Oil and Gas Properties of the Loan Parties taken as a whole; (b) a material impairment of the ability of any Loan Party to perform under any material Loan Document and to avoid any Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any material Loan Document.

“Matured LC Obligation” means the aggregate amount of payments theretofore made by the Issuing Lender in respect to Letters of Credit and not theretofore reimbursed by the Company to the Issuing Lender or deemed Loans pursuant to Subsection 2.10(d).

“Maximum Loan Amount” means the amount of $400,000,000.00.

“Monthly Status Report” means a status report prepared monthly by the Company in form, scope and content acceptable to the Administrative Agent, setting forth as of such month then ended (a) detailing production from the Oil and Gas Properties, the volumes of Oil and Gas produced and saved, the volumes of Oil and Gas sold, gross revenue, net income, related leasehold operating expenses, severance taxes, other taxes, capital costs and any production imbalances incurred during such period and (b) information concerning any Derivative Contracts entered into by the Company or its Subsidiaries, and (c) such additional information with respect to any of the Oil and Gas Properties as may be reasonably requested by Administrative Agent.

“Mortgages” means the mortgages from the Loan Parties, as applicable, in favor of Administrative Agent, for the benefit of the Lenders described on Schedule 4.01 hereto, and all supplements, assignments, amendments and restatements thereto (or any agreement in substitution therefor) as same may be released in whole or in part from time to time which are executed and delivered to Administrative Agent for benefit of the Lenders pursuant to Article IV of this Agreement.

“Mortgaged Properties” means such Oil and Gas Properties upon which the Loan Parties have granted the Administrative Agent for the benefit of the Lenders a Lien pursuant to the Mortgages.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Notes” means the promissory notes, whether one or more, specified in Section 2.01, substantially in the same form as Exhibit E including any amendments, modifications, renewals or replacements of such promissory notes.

“Notice of Borrowing” means a notice in substantially the form of Exhibit A.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Lender, the Administrative Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising, including all net Indebtedness owed to the Lenders or their Affiliates with respect to Derivative Contracts (except to the extent excluded under Section 11.11).

“Oil and Gas” means petroleum, natural gas and other related hydrocarbons or minerals or any of them and all other substances produced or extracted in association therewith.

“Oil and Gas Liens” means liens reserved under oil and gas leases, overriding royalty agreements, net profits agreements, royalty trust agreements, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, Operating Agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the oil and gas business and are entered into by any Loan Party in the ordinary course of business, provided in all instances that such Liens are limited to the assets that are the subject of the relevant agreement.

“Oil and Gas Properties” means Hydrocarbon Interests now owned by the Loan Parties and contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and properties belonging, affixed or incidental to such Hydrocarbon Interests, including, without limitation, any and all property, real or personal, now owned by the Loan Parties and situated upon or to be situated upon, and used, built for use, or useful in connection with the operating, working or developing of such Hydrocarbon Interests, including, without limitation, any and all petroleum and/or natural gas wells, buildings, structures, field separators, liquid extractors, plant compressors, pumps, pumping units, field gathering systems, tank and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, liters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, taping, tubing and rods, surface leases, rights-of-way, easements and servitudes, and all additions, substitutions, replacements for, fixtures and attachments to any and all of the foregoing owned directly or indirectly by the Loan Parties.

“Operating Agreements” mean those agreements now or hereafter executed by any Loan Party and other working interest owners of the Oil and Gas Properties in connection with the operation of the Oil and Gas Properties.

“Operating Lease” means an operating lease determined in accordance with GAAP.

“Organization Documents” means (a) for any corporation: the articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of the shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation; (b) for any limited liability company: the articles of organization, the regulations or operating agreement, certificate of organization and all applicable resolutions of the members of such company; and (c) for any limited partnership: the limited partnership agreement and all Organization Documents for its general partner, as any of the foregoing have been amended or supplemented from time to time.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Parent” means BreitBurn Energy Partners, L.P., a Delaware limited partnership.

“Participant” has the meaning specified in Subsection 11.08(d).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, which a Loan Party or any of its Subsidiaries sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Liens” has the meaning specified in Section 8.01.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to ERISA, other than a Multiemployer Plan, which any Loan Party sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Pricing Grid” means the annualized variable rates (stated in terms of basis points (“bps”)) set forth below for the Applicable Margin, Commitment Fee and Letter of Credit Fee, based upon the ratio of Effective Amount to the Borrowing Base Amount, as follows:

Effective Amount/	Applicable Margin
Borrowing Base Amount	LIBOR Rate	Base Rate	Commitment Fee	Letter of Credit Fee
	(bps)	(bps)	(bps)	(bps)
≥ 85%	187.50	87.50	50.00	187.50
< 85% ≥ 66%	175.00	75.00	37.50	175.00
< 66% ≥ 33%	150.00	50.00	37.50	150.00
< 33%	125.00	25.00	30.00	125.00

The Pricing Grid for any date shall be determined by reference to the ratio of the Effective Amount and Borrowing Base as of the last day of the fiscal quarter most recently ended and any change (a) shall become effective upon the delivery to the Administrative Agent of a Pricing Grid Certificate of a Responsible Officer of the Company (which certificate shall be delivered simultaneously with (i) the delivery of each Notice of Borrowing, any notice required under Section 2.04, Notice of Conversion/Continuation or a request for issuance of a Letter of Credit and (ii) any change in the amount of the Borrowing Base), and (b) shall apply (i) in the case of the Base Rate Loans, to Base Rate Loans outstanding on such delivery date or made on and after such delivery date and (ii) in the case of the LIBOR Loans, to LIBOR Loans made, continued or converted on and after such delivery date. Notwithstanding the foregoing, at any time during which the Company has failed to deliver the Pricing Grid Certificate when due, the ratio of Effective Amount to the Borrowing Base shall be deemed, solely for the purposes of this definition, to be greater than 85% until such time as the Company shall deliver such certificate.

“Pricing Grid Certificate” means a Pricing Grid Certificate substantially in the form of Exhibit F hereto.

“Principal Business” means the business of (a) the exploration for, and development, acquisition, production, and upstream marketing and transportation of Oil and Gas; (b) the business of participating in the Unrestricted Subsidiary for the processing of Oil and Gas from the Seal Beach Field, Orange County, California; and (c) the business of providing services in connection with the production of Oil and Gas.

“Production Sales Contracts” mean those agreements now or hereafter executed in connection with the sale of Oil and Gas attributable to the Oil and Gas Properties.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Pro Rata Share” means, as to any Lender at any time, the percentage set forth opposite its name on Schedule 2.01 hereto, as modified by any Assignment and Acceptance.

“Reference Lender” means Wells Fargo Bank, National Association.

“Regulation U” and “Regulation X” means Regulation U and Regulation X, respectively, of the FRB from time to time in effect and shall include any successor or other regulations or official interpretations of the FRB relating to the subject matter addressed therein.

“Remedial Work” has the meaning assigned to such term in Section 7.13.

“Replacement Lender” has the meaning specified in Section 3.07.

“Reportable Event” means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means, at any time, the Administrative Agent and the Lenders holding at least sixty-six and two-thirds percent (66⅔%) of the sum of the Effective Amount or, if there is no Effective Amount, the Administrative Agent and the Lenders holding at least sixty-six and two-thirds percent (66⅔%) of the sum of the Commitments of all of the Lenders.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Reserve Report” means a report, in form, scope and content acceptable to the Lenders, covering proved developed and proved undeveloped Oil and Gas reserves attributable to the Oil and Gas Properties owned by the Company and its Subsidiaries and setting forth with respect thereto, (a) the total quantity of proved developed and proved undeveloped reserves (separately classified as to producing, shut-in, behind pipe, and undeveloped), (b) the estimated future net revenues and cumulative estimated future net revenues, (c) the present discounted value of future net revenues, and (d) such other information and data with respect to such Oil and Gas Properties as the Administrative Agent may reasonably request.

“Responsible Officer” means any CEO or co-CEO, president, chief financial officer or treasurer of a Person that is a corporate entity.

“S-1 Filing” means the Parent’s certain SEC Form S-1 filing dated May 12, 2006, as same my be amended or supplemented subject to the satisfaction of the Lenders.

“Scheduled Borrowing Base Determination” means a redetermination of the Borrowing Base in accordance with Subsection 2.05(a) on each Scheduled Borrowing Base Determination Date.

“Scheduled Borrowing Base Determination Date” means December 1 and June 1 of each calendar year, commencing on December 1, 2006.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Agreements” means collectively, each agreement in substantially the form of Exhibit H executed by a Loan Party in favor of Administrative Agent for the benefit of the Lenders.

“Security Documents” means the Mortgages, the Security Agreements and related financing statements as same may be amended from time to time and any and all other instruments now or hereafter executed in connection with or as security for the payment of the Indebtedness.

“Solvent” means, as to any Person at any time, that (a) the fair value of all of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of all of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Special Borrowing Base Determination” has the meaning specified in Subsection 2.05(b).

“Subsidiary” of a Person means any corporation, limited liability company, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof, but such term shall not include an Unrestricted Subsidiary. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a subsidiary of the Company or Parent as applicable.

“Surety Instruments” means all letters of credit (including standby), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Syndication Agent” has the meaning specified in the introductory clause hereto.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings thereto imposed upon or related to the transactions under this Agreement, and all liabilities with respect to this transaction, excluding, in the case of each Lender and the Administrative Agent, (a) such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s net income, gross receipts or capital by the jurisdiction (or any political subdivision thereof) under the laws of any applicable jurisdiction, (b) such withholding taxes as are in effect and would apply to a payment to such Lender or Administrative Agent at the time such person becomes a party to this Agreement, for the avoidance of doubt whether as an original Lender or as an Assignee (or designated a new Lending Office), and (c) such taxes as would not have been imposed but for the failure of such Lender to comply with the certification requirements described in Section 10.12 hereof.

“Termination Date” means the earlier of (a) October 10, 2010, or (b) the date on which the Lenders’ Commitments terminate in accordance with the provisions of this Agreement.

“Total Indebtedness” means, at any date, all Indebtedness of the Loan Parties, on a consolidated basis, excluding; however, all net obligations with respect to Derivative Contracts entered into in accordance with Section 8.10.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Subsidiary” means Seal Beach Gas Processing Joint Venture, a California joint venture between Alamitos Company, a California corporation and Hellman Properties, a California partnership.

“Wells Fargo Bank” means Wells Fargo Bank, National Association, and any Lender successor in interest thereto.

1.02         Other Interpretive Provisions.  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  Unless otherwise specified or the context clearly requires otherwise, the words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement.  The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.  The term “including” is not limiting and means “including without limitation.”  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”  Unless otherwise expressly provided herein, (a) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (b) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.  This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.  This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company and the other parties, and are the products of all parties.  Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

1.03         Accounting Principles.  Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.  References to “consolidated,” when it precedes any accounting term, means such term as it would apply to the Loan Parties on a consolidated basis, determined in accordance with GAAP.

ARTICLE II.

THE CREDIT

2.01         Amounts and Terms of the Commitments.

(a)           Each Lender severally agrees, on the terms and conditions set forth herein, to make loans to the Company (each such loan, a “Loan”) from time to time on any Business Day during the period from the Effective Date to the Termination Date, so long as (a) with respect to any Lender, such Loans then requested to be made by such Lender do not exceed such Lender’s Pro Rata Share of the aggregate amount of all Loans then requested from the Lenders, and (b) the aggregate amount of all the Lenders’ Loans and the LC Obligation outstanding at any time does not exceed the Borrowing Base in effect at such time. The obligation of the Company to repay to each Lender the aggregate amount of all Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a promissory note from the Company payable to the order of such Lender (herein called such Lender’s “Note” and collectively, the “Notes”).  The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note.  Interest on each Note shall accrue and be due and payable as provided herein and therein.  Subject to the terms and conditions hereof, until the Termination Date, Company may borrow, repay, and reborrow hereunder.

(b)           Subject to the terms and conditions of Section 2.10 below and relying upon the representations and warranties herein set forth, the Issuing Lender for the account of the Lenders agrees to issue Letters of Credit as support for Derivative Contracts covering Oil and Gas commodities and other purposes approved by the Administrative Agent upon the request of the Company at any time and from time to time on and after the Effective Date and up to, but excluding, the Termination Date (the “Availability Period”). No Letter of Credit will be issued in a face amount which, after giving effect to the issuance of such Letter of Credit, would cause either the LC Obligation to exceed $5,000,000 or the Effective Amount to exceed the Borrowing Base then in effect. If any Letter of Credit has been drawn upon and the amount so drawn has not been reimbursed to the Issuing Lender, the Commitment of each Lender shall be deemed to be utilized for all purposes hereof in an amount equal to such Lender’s Pro Rata Share of the LC Obligations.

2.02         Procedure for Borrowings.

(a)           Each Borrowing of Loans shall be made upon the Company’s irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing duly completed; which notice must be received by the Administrative Agent prior to 10:00 a.m. (San Francisco, California time) (i) three (3) Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans; and (ii) one (1) Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans.

(b)           Each Notice of Borrowing shall specify (i) the amount of the Borrowing, which shall be in an aggregate minimum amount (A) for Base Rate Loans equal to the lesser of (y) $500,000 or any multiple integrals of $100,000 in excess thereof or (z) the unadvanced portion of the Available Borrowing Base and (B) for LIBOR Loans $3,000,000 or any multiple integrals of $1,000,000 in excess thereof (if the Available Borrowing Base as of such Borrowing Date will be less than $3,000,000, then the Company may not request a LIBOR Loan); (ii) the requested Borrowing Date, which shall be a Business Day; (iii) the Interest Rate Type of Loans comprising the Borrowing; and (iv) for LIBOR Loans the duration of the Interest Period applicable to such Loans.  If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of LIBOR Loans, such Interest Period shall be three months.

(c)           The number of tranches outstanding of Base Rate Loans and LIBOR Loans, whether under a Borrowing, conversion or continuation, shall not exceed five (5) at any one time.

(d)           The Administrative Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender’s Pro Rata Share of that Borrowing.

(e)           Provided the applicable conditions in Article V are met, each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Administrative Agent for the account of the Company at the Administrative Agent’s Payment Office by 9:00 a.m. (San Francisco, California time) on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent.  The proceeds of all such Loans will then be made available to the Company by the Administrative Agent to the Company’s operating account with the Administrative Agent or by wire transfer in accordance with written instructions provided to the Administrative Agent by the Company of like funds as received by the Administrative Agent.

2.03         Conversion and Continuation Elections.

(a)           During the period from the Effective Date to the Termination Date, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with Subsection 2.03(b):  (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of LIBOR Loans, to convert any such Loans into Loans of any other Interest Rate Type; or (ii) elect as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day; provided, that if at any time a LIBOR Loan in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to less than $3,000,000, such LIBOR Loan shall automatically convert into a Base Rate Loan.

(b)           The Company shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 10:00 a.m. (San Francisco, California time) at least (i) three (3) Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as LIBOR Loans; and (ii) one (1) Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying: (A) the proposed Conversion/Continuation Date; (B) the aggregate amount of Loans to be converted or continued; (C) the Interest Rate Type of Loans resulting from the proposed conversion or continuation; and (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c)           If upon the expiration of any Interest Period applicable to LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to LIBOR Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d)           The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion.  All conversions and continuations shall be made ratably according to the respective Lender’s Pro Rata Share of outstanding principal amounts of the Loans with respect to which the notice was given.

2.04         Optional Prepayments.  Subject to Section 3.04, the Company may, at any time or from time to time,

(a)           prepay Base Rate Loans, without premium or penalty, upon irrevocable notice to the Administrative Agent of not less than one (1) Business Day, ratably as to each Lender, in whole or in part, in aggregate minimum principal amounts of $1,000,000 or multiple integrals thereof (unless the outstanding principal amount of all Base Rate Loans is less than $1,000,000, then such prepayments shall be equal to such outstanding principal amount) and

(b)           prepay LIBOR Loans, without premium or penalty (but subject to Section 3.04) upon irrevocable notice to the Administrative Agent not less than three (3) Business Days, ratably as to each Lender, prepay Loans, in whole or in part, in aggregate minimum principal amounts of $1,000,000 or multiple integrals thereof plus all interest and expenses then outstanding.  Such notice of prepayment shall specify the date and amount of such prepayment and the Interest Rate Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Pro Rata Share of such prepayment.  The payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.04.

2.05         Borrowing Base Determinations, Mandatory Prepayments of Loans.

(a)           Scheduled Borrowing Base Determinations.   At all times prior to the Termination Date the Effective Amount shall not exceed the Borrowing Base then in effect.  From and after the Effective Date, the initial Borrowing Base hereunder shall be $90,000,000.00, until redetermined pursuant to the terms of this Section 2.05.  Upon notice to the Company, the Borrowing Base shall be redetermined for each Borrowing Base Period on each Scheduled Borrowing Base Determination Date, and each such redetermination shall be effective as of the date set forth in such notice of redetermination.  The Borrowing Base shall be determined based upon the loan collateral value assigned to the Oil and Gas Properties owned by the Company and its Subsidiaries and such other credit factors (including without limitation the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Loan Parties) which the Lenders deem significant.  The Lenders’ determination of the Borrowing Base shall be in their sole discretion and shall not be subject to review or challenge under Sections 11.18 and 11.19 hereof.  Upon each redetermination of the Borrowing Base, the Administrative Agent shall recommend to the Lenders a new Borrowing Base and the Lenders in accordance with their customary policies and procedures for extending credit to Oil and Gas reserve-based customers shall (by unanimous agreement in the case of Borrowing Base increases and by agreement of the Required Lenders in the case of Borrowing Base decreases or affirmations) establish the redetermined Borrowing Base.  If the Company does not furnish the Reserve Reports or all such other information and data by the date required, the Lenders may nonetheless determine a new Borrowing Base.  It is expressly understood that the Lenders shall have no obligation to determine the Borrowing Base at any particular amount, either in relation to the Maximum Loan Amount or otherwise.

(b)           Special Borrowing Base Determinations.  In addition to Scheduled Borrowing Base Determinations pursuant to Subsection 2.05(a), the Company and the Lenders may each request one

(1) additional redetermination of the Borrowing Base during each Borrowing Base Period (“Special Borrowing Base Determination”). In the event the Company requests a Special Borrowing Base Determination pursuant to this Subsection 2.05(b), the Company shall deliver written notice of such request to the Lenders which shall include: (i) Reserve Report(s) prepared as of a date not more than thirty (30) calendar days prior to the date of such request, for the benefit of the Lenders, and (ii) such other information as the Lenders shall request prepared as of a date not more than thirty (30) calendar  days prior to the date of such request.  Likewise, in the event the Lenders exercise their option for a Special Borrowing Base Determination, the Administrative Agent shall give the Company notice of the redetermined Borrowing Base.

(c)           Mandatory Prepayment of Loans.  If on any date a Borrowing Base Deficiency shall exist at the time of a Borrowing Base redetermination, then the Company shall, within thirty (30) days notice from Administrative Agent to the Company, exercise any one or combination of the following:  (i) make a mandatory principal prepayment in an amount equal to the amount of the Borrowing Base Deficiency, after giving effect to any action taken under (ii) hereof; or (ii) pledge, or cause its Subsidiaries to pledge, additional unencumbered collateral of sufficient value and character (as determined by the Lenders in their sole discretion) that when added to the existing Collateral shall cause the Borrowing Base to equal or exceed the Effective Amount, after giving effect to any action taken under (i) hereof.

2.06         Repayment.

(a)           Principal.  The Company shall repay to the Administrative Agent (for the Lenders in their respective Pro Rata Shares) the Effective Amount outstanding on the Termination Date on which date all principal amounts outstanding, plus all accrued but unpaid interest and outstanding expenses hereunder or under the Loan Documents, if not sooner paid, shall be due and payable in full.

(b)           Interest.

(i)          Each Loan shall bear interest on the aggregate outstanding principal amount thereof from the applicable Borrowing Date or date of conversion or continuation pursuant to Section 2.03, as the case may be, at a rate per annum equal to the lesser of (A) the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin, or (B) the Highest Lawful Rate.

(ii)         Interest on each Loan shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the date of any prepayment of Loans under Subsection 2.04(b) or 2.05(c) (except in the case of Base Rate Loans) for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Administrative Agent.

(iii)        Notwithstanding Subsection 2.06(b)(i), while any Event of Default exists, the Company shall pay interest (after, as well as before, entry of judgment thereon, to the extent permitted by law) on the principal amount of all outstanding Loans, at a rate per annum equal to the lesser of (A) the Highest Lawful Rate and (B) the Base Rate plus three percent (3%) (the “Default Rate”).

2.07         Fees.

(a)           Commitment Fee. The Company shall pay to the Administrative Agent, for the account of the Lenders, an aggregate commitment fee calculated on the average daily amount of the

Available Borrowing Base at a per annum rate equal to the amount set forth on the Pricing Grid.  Such commitment fee shall accrue from the Effective Date to the Termination Date and shall be due and payable quarterly in arrears on the first Business Day of the first month of each quarter commencing on October 1, 2006, through the Termination Date, with the final payment to be made on the Termination Date; provided that, in connection with any reduction or termination of Commitments, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to the following quarterly payment date. The commitment fee provided in this subsection shall accrue at all times after the Effective Date up to the Termination Date, including at any time during which one or more conditions in Section 5.02 are not met.

(b)           Letter of Credit Fee. The Company agrees to pay (i) to Issuing Lender (for the ratable account of the Lenders in their respective Pro Rata Shares), a fee for each Letter of Credit, to be paid quarterly in arrears following the Issuance of such Letter of Credit (including the initial Issuance and any renewal, extension or increase in the amount thereof) in the amount equal to the greater of (A) $500.00 and (B) the product equal to the Letter of Credit rate set forth on the Pricing Grid multiplied by the undrawn amount available under such Letter of Credit (such fee shall be deemed to be fully earned and owing upon the Issuance of such Letter of Credit, and no refund shall be due in the event such Letter of Credit is terminated prior to its expiry date), and (ii) to the Issuing Lender for its account a fee for the issuance of each Letter of Credit (including the initial Issuance and any renewal, extension or increase in the amount thereof), at the Issuance of such Letter of Credit, in an amount equal to the greater of (A) $500.00 and (B) one-eighth of one percent (0.125%) multiplied by the aggregate amount available under each Letter of Credit (such fees shall be prorated for any period less than a full year but shall not be refunded in the event any such Letter of Credit is terminated prior to its expiry date) and (iii) Issuing Lender’s usual and customary fees for amendment to transfer of or negotiation of the terms of each Letter of Credit.  The Administrative Agent shall pay to each Lender its Pro Rata Share of the Letter of Credit Fee paid pursuant to Subsection 2.07(b)(i). The Administrative Agent shall pay to the Issuing Lender the Letter of Credit fees paid pursuant to Subsection 2.07(b)(ii) and (iii).

(c)           Agency Fees.  The Company shall pay fees to the Administrative Agent for the Administrative Agent’s own account, as required by that certain letter agreement (“Fee Letter”) between the Company and the Administrative Agent dated as of June 12, 2006, relating hereto.

2.08         Computation of Fees and Interest.

(a)           All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)           Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error.

2.09         Payments by the Company; Borrowings Pro Rata.

(a)           All payments to be made by the Company shall be made without set-off, recoupment or counterclaim.  All payments by the Company shall be made in immediately available funds to the Administrative Agent by credit to the Company’s operating account at the Administrative Agent’s

Payment Office for the account of the Administrative Agent or the Lender to whom such payment is owed, and shall be made in dollars and in immediately available funds, no later than 10:00 a.m. (San Francisco, California time) on the date specified herein.  Except to the extent otherwise provided herein, (i) each payment by the Company of fees shall be made pro rata in accordance with their respective Pro Rata Shares, (ii) each payment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with their respective outstanding principal amount of Loans, and (iii) each payment of interest on Loans shall be made for the account of the Lenders pro rata in accordance with their respective shares of the aggregate amount of interest due and payable to the Lenders.  Notwithstanding the foregoing, to the extent money is received by the Administrative Agent pursuant to the exercise of remedies under the Security Documents such money shall be applied to the pro rata payment of obligations secured by such Security Document.

(b)           The Administrative Agent will promptly distribute to each Lender its applicable share of such payment in like funds as received.  Any payment received by the Administrative Agent later than 10:00 a.m. (San Francisco, California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.  When the Administrative Agent collects or receives money on account of the Obligations or otherwise pursuant to the Security Documents if such money is insufficient to pay all such Obligations, such money shall be applied first to any reimbursements due Administrative Agent under Section 11.05 or 11.06.

(c)           Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(d)           Unless the Administrative Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Company has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon for each day from the date such amount is distributed to such Lender until two days following demand by the Administrative Agent and for each day thereafter until the date repaid at the Base Rate.

(e)           Except to the extent otherwise expressly provided herein, each borrowing hereunder shall be from the Lenders pro rata in accordance with their respective Pro Rata Shares.

2.10         Issuing the Letters of Credit.

(a)           Subject to the terms and conditions set forth herein, the Company may request the Issuing Lender to issue Letters of Credit for its own account or for any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Lender, at any time and from time to time during the Availability Period; provided that the Company may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if the Effective Amount exceeds the Borrowing Base at such time or would exceed the Borrowing Base as a result thereof.

(b)           In order to effect the issuance of a Letter of Credit, the Company shall submit a Notice of Borrowing and a LC Application in writing by telecopy to the Administrative Agent (who shall promptly notify the Issuing Lender) not later than 1:00 p.m., Houston, Texas time, three (3) Business Days before the requested date of issuance of such Letter of Credit. Each such Notice of Borrowing and LC Application shall be (i) signed by the Company, (ii) specify the Business Day on which such Letter of Credit is to be issued, (iii) specify the purpose for the requested Letter of Credit, (iv) specify the availability for Letters of Credit under (A) the Borrowing Base and (B) the $5,000,000 aggregate LC Obligation limitation, as of the date of issuance of such Letter of Credit, and (v) specify the expiry date thereof, which shall not be later than the earlier of (A) twelve (12) months from the date of issuance of such Letter of Credit and (B) seven (7) Business Days prior to the Termination Date.

(c)           Upon satisfaction of the applicable terms and conditions set forth in Article V, the Issuing Lender shall issue such Letter of Credit to the specified beneficiary not later than the close of business, Houston, Texas time, on the date so specified. The Administrative Agent shall provide the Company and each Lender with a copy of each Letter of Credit so issued.  Each such Letter of Credit shall (i) provide for the payment of drafts, presented for honor thereunder by the beneficiary in accordance with the terms thereon, at sight when accompanied by the documents described therein and (ii) unless otherwise expressly agreed by the Issuing Lender and the Company at the time such Letter of Credit is issued, be subject to the rules of the “International Standby Practices 1998” or such later version as may be published by the Institute of International Banking Law and Practice (the “ISP 1998”), or any successor entity, and shall, as to matters not governed by the ISP 1998, be governed by, and construed and interpreted in accordance with, the laws of the State of Texas.

(d)           Upon the issuance date of each Letter of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each other Lender, and each other Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit, the obligations thereunder and in the reimbursement obligations of the Company due in respect of drawings made under such Letter of Credit.  If requested by the Issuing Lender, the other Lenders will execute any other documents reasonably requested by the Issuing Lender to evidence the purchase of such participation.

(e)           Upon the presentment of any draft for honor under any Letter of Credit by the beneficiary thereof which the Issuing Lender determines is in compliance with the conditions for payment thereunder, the Issuing Lender shall promptly notify the Company, the Administrative Agent and each Lender of the intended date of honor of such draft and the Company hereby promises and agrees, at the Company’s option, to either (i) pay to the Administrative Agent for the account of the Issuing Lender, by 2:00 p.m., Houston, Texas time, on the date payment is due as specified in such notice, the full amount of such draft in immediately available funds or (ii) request a Loan pursuant to the provisions of Subsection 2.01(a) and Section 2.02 of this Agreement in the full amount of such draft, which request shall specify that the Borrowing Date is to be the date payment is due under the Letter of Credit as specified in the Issuing Lender’s notice.  If the Company fails timely to make such payment because a Loan cannot be made pursuant to Subsection 2.01(a) and/or Section 5.02, each Lender shall, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default), make available to the Administrative Agent for the benefit of the Issuing Lender an amount equal to its Pro Rata Share of the presented draft on the day the Issuing Lender is required to honor such draft.  If such amount is not in fact made available to the Administrative Agent by such Lender on such date, such Lender shall pay to the Administrative Agent for the account of the Issuing Lender, on demand made by the Issuing Lender, in addition to such amount, interest thereon at the Federal Funds Rate for the first two days following demand and thereafter until paid at the Base Rate.  Upon receipt by the Administrative Agent from the Lenders of the full amount of such draft, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of

Default) the full amount of such draft shall automatically and without any action by the Company, be deemed to have been a Base Rate Loan as of the date of payment of such draft.  Nothing in this Subsection 2.05(d) or elsewhere in this Agreement shall diminish the Company’s obligation under this Agreement to provide the funds for the payment of, or on demand to reimburse the Issuing Lender for payment of, any draft presented to, and duly honored by, the Issuing Lender under any Letter of Credit, and the automatic funding of a Loan as in this paragraph provided shall not constitute a cure or waiver of the Event of Default for failure to provide timely such funds as in this paragraph agreed.

(f)            In order to induce the issuance of Letters of Credit by the Issuing Lender and the purchase of participations therein by the other Lenders, the Company agrees with Administrative Agent, Issuing Lender and the other Lenders that neither Administrative Agent nor any Lender (including Issuing Lender) shall be responsible or liable (except as provided in the following sentence) for amounts paid by Issuing Lender, as provided in Subsection 2.10(e), on account of drafts so honored under the Letters of Credit, and the Company’s unconditional obligation to reimburse the Issuing Lender through the Administrative Agent for such amounts shall not be affected by, any circumstance, act or omission whatsoever (whether or not known to the Administrative Agent or any Lender (including the Issuing Lender) other than a circumstance, act or omission resulting from the gross negligence or willful misconduct of the Administrative Agent or any Lender, including the Issuing Lender. The Company agrees that any action taken or omitted to be taken by the Administrative Agent or any Lender (including the Issuing Lender) under or in connection with any Letter of Credit or any related draft, document or Property shall be binding on the Company and shall not put the Administrative Agent or any Lender (including the Issuing Lender) under any resulting liability to the Company, unless such action or omission is the result of the gross negligence or willful misconduct of the Administrative Agent or any such Lender (including the Issuing Lender).  The Company hereby waives presentment for payment (except the presentment required by the terms of any Letter of Credit) and notice of dishonor, protest and notice of protest with respect to drafts honored under the Letters of Credit.  The Issuing Lender agrees promptly to notify the Company whenever a draft is presented under any Letter of Credit, but failure to so notify the Company shall not in any way affect the Company’s obligations hereunder.  Subject to Section 3.07, if while any Letter of Credit is outstanding, any law, executive order or regulation is enforced, adopted or interpreted by any public body, governmental agency or court of competent jurisdiction so as to affect any of the Company’s obligations or the compensation to any Lender in respect of the Letters of Credit or the cost to such Lender of establishing and/or maintaining the Letters of Credit (or any participation therein), such Lender shall promptly notify the Company thereof in writing and within ten (10) Business Days after receipt by the Company of such Lender’s request (through the Administrative Agent) for reimbursement or indemnification or within thirty (30) days after receipt of a notice in respect of Taxes or Other Taxes, the Company shall reimburse or indemnify such Lender, as the case may be, with respect thereto so that such Lender shall be in the same position as if there had been no such enforcement, adoption or interpretation, unless the Company notifies the Administrative Agent of its good faith contest to, and dispute of, the requested amount.  The foregoing agreement of the Company to reimburse or indemnify the Lenders shall apply in (but shall not be limited to) the following situations:  an imposition of or change in reserve, capital maintenance or other similar requirements or in excise or similar taxes or monetary restraints, except a change in franchise taxes imposed on such Lender or in tax on the net income of such Lender.

(g)           In the event that any provision of a LC Application is inconsistent with, or in conflict of, any provision of this Agreement, including provisions for the rate of interest applicable to drawings thereunder or rights of setoff or any representations, warranties, covenants or any events of default set forth therein, the provisions of this Agreement shall govern.

(h)           If the Obligations, or any part thereof, are declared or otherwise become immediately due and payable pursuant to Article IX of this Agreement (for the purposes of this paragraph, the “Matured Obligations”), then all LC Obligations shall become immediately due and payable without regard for actual drawings or payments on the Letters of Credit, and the Company shall be obligated to pay to the Administrative Agent immediately an amount equal to the LC Obligations.  All amounts made due and payable by the Company under this Subsection 2.10(h) may be applied as the Issuing Lender and the Lenders elect to any of the various LC Obligations; provided, however, that such amounts applied by the Issuing Lender and the Lenders to the LC Obligations shall be (i) first applied to the Matured LC Obligations, and (ii) second held by the Administrative Agent for the benefit of the Issuing Lender and the Lenders as LC Collateral in the LC Collateral Account until all remaining Matured Obligations have been satisfied.  This Subsection 2.10(h) shall not limit or impair any rights which the Administrative Agent, the Issuing Lender or any of the Lenders may have under any other document or agreement relating to any Letter of Credit or LC Obligation, including without limitation, any LC Application. The Company hereby grants a security interest in and lien on the LC Collateral Account to the Administrative Agent for and on behalf of the Lenders as security for the Obligations.  The Company agrees to execute and deliver from time to time such documentation as the Administrative Agent may reasonably request to further assure such security interest.

2.11         Payments by the Lenders to the Administrative Agent.

(a)           Unless the Administrative Agent receives notice from a Lender on or prior to the Effective Date or, with respect to any Borrowing after the Effective Date, at least one (1) Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Administrative Agent for the account of the Company the amount of that Lender’s Pro Rata Share of the Borrowing, the Administrative Agent may assume that each Lender has made such amount available to the Administrative Agent in immediately available funds on the Borrowing Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Company such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate for the first two days during such period and thereafter at the Base Rate.  A notice of the Administrative Agent submitted to any Lender with respect to amounts owing under this Subsection 2.11(a) shall be conclusive, absent manifest error.  If such amount is so made available, such payment to the Administrative Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the Company of such failure to fund and, upon demand by the Administrative Agent, the Company shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b)           The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

2.12         Sharing of Payments, Etc.  If any Lender shall obtain on account of the Obligations made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) or receive any collateral in respect thereof in excess of the amount such Lender was entitled to receive pursuant to the terms hereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment according to the terms hereof; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.

(a)           Any and all payments by the Company to each Lender or the Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Company shall pay all Other Taxes.

(b)           The Company agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender or the Administrative Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within thirty (30) days after the date the Lender or the Administrative Agent makes written demand therefor.

(c)           If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then: (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made; (ii) the Company shall make such deductions and withholdings; and (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

(d)           Upon request of the Administrative Agent, the Company shall furnish the Administrative Agent the original or a certified copy of a receipt evidencing payment by the Company of Taxes or Other Taxes under Subsection 3.01(c), or other evidence of payment satisfactory to the Administrative Agent.

(e)           If the Company is required to pay additional amounts to any Lender or the Administrative Agent pursuant to this Section 3.01, then upon written request of the Company such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office and take such other steps, in each case, so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change or step, as applicable, in the judgment of such Lender is not otherwise disadvantageous to such Lender.

(f)            If the Company pays any additional amounts under this Section 3.01 to a Lender and such Lender determines that it has actually received or realized in connection therewith any refund or reduction of, or credit against, its tax liability in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Company an amount that such Lender shall determine is equal to the net benefit after tax, which was obtained by such Lender in such year as a consequences of such Tax Benefit.  If the Company determines in good faith that a reasonable basis exists for contesting any Taxes or Other Taxes with respect to which the Company has paid any additional amounts under this Section 3.01 or for which  indemnification has been demanded hereunder, the relevant Lender or Administrative Agent, as applicable, may, in its discretion, not to be unreasonably withheld, cooperate with the Company in challenging such Taxes or Other Taxes at the Company’s expense if so requested by the Company in writing.

3.02         Illegality.

(a)           If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has, since the Effective Date, made it unlawful, or that, since the Effective Date, any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make LIBOR Loans, then, on notice thereof by the Lender to the Company through the Administrative Agent, any obligation of that Lender to make LIBOR Loans shall be suspended until the Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist; such notice to be promptly given upon the determination that such circumstances no longer exist.

(b)           If a Lender determines that it is unlawful to maintain any LIBOR Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), convert such LIBOR Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 3.04 into a Base Rate Loan without regard to conditions precedent described in Subsection 5.02(b), either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Loan.  If the Company is required to so prepay any LIBOR Loan, then concurrently with such prepayment, the Company shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

(c)           If the obligation of any Lender to make or maintain LIBOR Loans has been so terminated or suspended, all Loans which would otherwise be made by the Lender as LIBOR Loans shall be instead Base Rate Loans.

(d)           Before giving any notice to the Administrative Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its LIBOR Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

3.03         Increased Costs and Reduction of Return.

(a)           If any Lender determines, after the Effective Date, that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR) in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Loans, (except for any such increased cost resulting from taxes of any kind, including Taxes and Other Taxes, as to which Section 3.01 shall govern) then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b)           If any Lender shall have determined, after the Effective Date, that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Company through the Administrative Agent, the Company shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

3.04         Funding Losses.  The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense excluding consequential losses which the Lender may sustain or incur as a consequence of: (a) the failure of the Company to make on a timely basis any payment of principal of any LIBOR Loan; (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation (including by reason of the failure to satisfy any condition precedent thereto); (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.04; (d) the prepayment (including pursuant to Section 2.05 or 2.06) or other payment (including after acceleration thereof) of an LIBOR Loan on a day that is not the last day of the relevant Interest Period; or (e) the automatic conversion under Section 2.03 of any LIBOR Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Loans or from fees payable to terminate the deposits from which such funds were obtained.  For purposes of calculating amounts payable by the Company to the Lenders under this Section and under Subsection 3.03(a), each LIBOR Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the LIBOR for such LIBOR Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan is in fact so funded.

3.05         Inability to Determine Rates.  If Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, or that the LIBOR applicable pursuant to Subsection 2.06(b) for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans hereunder shall be suspended until the Administrative Agent upon the instruction of the Lenders revokes such notice in writing; such written revocation  to be promptly given up determination that such circumstances no longer exist.  Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it.  If the Company does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Loans.

3.06         Certificates of Lenders.  Any Lender claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error provided, however, that such Lender shall only be entitled to collect amounts incurred within 180 days of such notice.

3.07         Substitution of Lenders. Upon the receipt by the Company from any Lender (an “Affected Lender”) of a claim for compensation under this Article III, the Company may:  (a) obtain a replacement Lender or financial institution satisfactory to the Administrative Agent (a “Replacement Lender”) to acquire and assume all or a ratable part of all of such Affected Lender’s Loans and Commitment; or (b) request one more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans and Commitment but none of the Lenders shall have any obligation to do so.  Any such designation of a Replacement Lender under (a) shall be subject to the prior written consent of the Administrative Agent which consent shall not be unreasonably withheld or delayed.

3.08         Survival.  The agreements and obligations of the Company in this Article III shall survive the payment of all other Obligations.

ARTICLE IV.

SECURITY

4.01         The Security.  The Obligations will be secured by the Security Documents described in Schedule 4.01 and any additional Security Documents hereafter delivered by the Loan Parties and accepted by the Administrative Agent.

4.02         Agreement to Deliver Security Documents.  The Loan Parties agree to deliver to further secure the Obligations whenever requested by the Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance reasonably satisfactory to the Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests in all Oil and Gas Properties now owned or hereafter acquired by the Loan Parties, as applicable, subject to Permitted Liens.  The Loan Parties also agree to deliver where applicable, to deliver whenever requested by the Lenders, title opinions from legal counsel acceptable to the Lenders or such other evidence of title satisfactory to the Lenders with respect to the Mortgaged Properties designated by the Lenders, based upon abstract or record examinations to dates acceptable to the Lenders and (a) stating that the Loan Party, as applicable, has good and defensible title to such properties and interests, free and clear of all Liens except Permitted Liens, (b) confirming that such Oil and Gas Properties are subject to Security Documents securing the Obligations that constitute and create legal, valid and duly perfected deed of trust or mortgage liens in such Oil and Gas Properties and assignments of and security interests in the Oil and Gas attributable to such Oil and Gas Properties and the proceeds thereof, in each case subject only to Permitted Liens, and (c) covering such other matters as the Lenders may reasonably request.

4.03         Perfection and Protection of Security Interests and Liens.  The Loan Parties will from time to time deliver to the Administrative Agent any financing statements, amendment, assignment and continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by each Loan Party, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, which the Administrative Agent reasonably requests for the purpose of perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Obligations.

4.04         Offset.  To secure the repayment of the Obligations the Company hereby grants the Administrative Agent and each Lender a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of the Administrative Agent at common law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of the Company now or hereafter held or received by or in transit to the Administrative Agent or any Lender from or for the account of the Company, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of the Company with the Administrative Agent or any Lender, and (c) any other credits and claims of the Company at any time existing against the Administrative Agent or any Lender, including claims under certificates of deposit. During the existence of any Event of Default, the Administrative Agent or any Lender is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to the Company, any and all items hereinabove referred to against the Obligations then due and payable.

4.05         Subsidiary Guaranty.

(a)           Each Subsidiary of a Loan Party now existing or created, acquired or coming into existence after the date hereof, including without limitation, each of the Guarantors, shall pursuant to Section 7.15, promptly upon request by the Administrative Agent, execute and deliver to the Administrative Agent an absolute and unconditional guaranty of the timely repayment, and the due and punctual performance, of the Obligations of the Company hereunder, which Guaranty shall be substantially in the form and substance of Exhibit G. The Company and its Subsidiaries will cause each of their Subsidiaries to deliver to the Administrative Agent, simultaneously with its delivery of such a Guaranty, written evidence satisfactory to the Administrative Agent and its counsel that such Subsidiary has taken all organizational action necessary to duly approve and authorize its execution, delivery and performance of such Guaranty and any other documents which it is required to execute.

(b)           Each Loan Party is mutually dependent on each other in the conduct of their respective businesses, with the credit needed from time to time by each often being provided by another or by means of financing obtained by one such Affiliate with the support of the other for their mutual benefit and the ability of each to obtain such financing is dependent on the successful operations of the other. The board of directors, managers or general partner, where applicable, of each Guarantor has determined that such Guarantor’s execution, delivery and performance of this Agreement may reasonably be expected to directly or indirectly benefit such Guarantor and is in the best interests of such Guarantor.

(c)           The direct or indirect value of the consideration received and to be received by such Guarantor in connection herewith is reasonably worth at least as much as the liability and obligations of each Guarantor hereunder, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit such Guarantor, directly or indirectly.

(d)           Neither the Company nor any Guarantor is insolvent on the date hereof (that is, the sum of each Person’s absolute and contingent liabilities, including the Obligations, does not exceed the fair market value of such Person’s assets, including any rights of contribution, reimbursement or indemnity).  Each Loan Party  has capital which is adequate for the businesses in which such Person is engaged and intends to be engaged. None of the Company nor any Guarantor has incurred (whether hereby or otherwise), nor does the Company or Guarantor intend to incur or believe that it will incur, liabilities which will be beyond its ability to pay as such liabilities mature.

ARTICLE V.

CONDITIONS PRECEDENT

5.01         Conditions of Initial Credit Extensions.  The effectiveness of this Agreement and the obligation of each Lender to make its initial Loan hereunder and the obligation of the Issuing Lender to issue Letters of Credit hereunder, are subject to the condition that the Administrative Agent shall have received all of the following, in form and substance satisfactory to the Administrative Agent, and in sufficient copies for each Lender:

(a)           Credit Agreement and Notes.  This Agreement, the Notes, the Guaranties, the Security Documents and the other Loan Documents executed by each party thereto;

(b)           Resolutions; Incumbency; Organization Documents, Good Standing. A certificate of the Secretary or Assistant Secretary of each Loan Party, or in the event that such Loan Party is a limited partnership, such Person’s general partner, certifying as of the Effective Date: (i) Resolutions of its board of directors or members, authorizing the transactions contemplated hereby; (ii) the names and genuine signatures of the Responsible Officers of such Person, authorized to execute, deliver and perform, as applicable, this Agreement, the Notes, the Guaranties, the Security Documents, and all other Loan Documents to be delivered by such Person; (iii) the Organization Documents of such Person as in effect as of the Effective Date; (iv) the good standing certificate for such Person, from its state of incorporation, formation or organization, as applicable, evidencing its qualification to do business in such state as of a date no more than thirty (30) days prior to the Effective Date; and (v) as applicable, certificate(s) of authority for such Person from foreign states wherein such Person conducts business, evidencing such Person’s qualification to do business in such state as of a date no more than thirty (30) days prior to the Effective Date;

(c)           Payment of Fees.  Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses owed pursuant to this Agreement to the extent then due and payable on the Effective Date, including any such costs, fees and expenses arising under or referenced in Sections 2.07 and 11.04;

(d)           Certificate.  A certificate signed by a Responsible Officer, dated as of the Effective Date, stating that (i) the representations and warranties contained in Article VI are true and correct in all material respects on and as of such date, as though made on and as of such date; (ii) no litigation is pending or threatened against any of the Loan Parties in which there is a reasonable probability of an adverse decision which would result in a Material Adverse Effect; and (iii) there has occurred no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(e)           Insurance Certificates.  Insurance certificates in form and substance reasonably satisfactory to the Administrative Agent, from the Company’s insurance carriers reflecting the current insurance policies required under Section 7.08 including any necessary endorsements to reflect the Administrative Agent as additional insured and loss payee for the ratable benefit of the Lender;

(f)            Corporate Due Diligence. Due diligence review satisfactory to the Administrative Agent including but not limited to review of and satisfaction with the legal structure of the Loan Parties, and consolidated pro-forma financial statements;

(g)           Reserve Engineering. The Lenders shall have completed, to their satisfaction, an independent engineering review of the Oil and Gas Properties;

(h)           Environmental. Copies of all environmental assessments, reports and other information in the possession or control of the Loan Parties, with contents and findings satisfactory to Administrative Agent and the Lenders with respect to the Mortgaged Properties;

(i)            Title.  The Loan Parties shall have good and defensible title, on at least 80% of the net present value of the Oil and Gas Properties (the net present value of which has been determined by a discount factor of 10%) subject to no other liens, other than Permitted Liens, evidenced by current opinions of title or other title information satisfactory to the Administrative Agent and the Lenders and substantially all of such Oil and Gas Properties shall be covered by the Mortgages;

(j)            Material Contracts. Copies of all material contracts entered into by the Loan Parties to the extent requested by Administrative Agent or the Lenders;

(k)           Equity Pledge.  To the extent certificated, the Loan Parties shall have delivered to Administrative Agent original certificates for all Equity held by such Loan Party, pledged under the Security Documents, together with undated, blank stock powers for each certificate, representing all issued and outstanding Equity of each such Person;

(l)            Opinion of Counsel. Opinions of Latham & Watkins LLP and Bright and Brown, as counsel for the Loan Parties, an opinion of Tom Throne, as local Wyoming counsel for the Company and Phoenix Production Company, and an opinion of Ballard, Spahr, Andrews & Ingersoll, LLP, as local Colorado counsel for the Company and Preventive Maintenance Service LLC, covering such matters as Administrative Agent may require and in form and substance satisfactory to Administrative Agent dated as of the Effective Date, and a reliance letter from Vinson & Elkins LLP, as securities counsel for the Parent, allowing Administrative Agent and Lenders to rely on the opinion from Vinson & Elkins LLP issued to Parent’s underwriter in connection with the IPO, in form and substance satisfactory to Administrative Agent dated as of the Effective Date;

(m)          Assumption.  The Company shall have consummated (i) the assumption of a portion of BreitBurn Energy Company L.P.’s principal obligations under the “Prior Credit Agreement” as defined in the BEC Credit Agreement and (ii) the assumption of certain of BreitBurn Energy Company L.P.’s “Existing Lender Derivative Contracts” as defined in the BEC Credit Agreement, each on terms reasonably satisfactory to Administrative Agent.

(n)           IPO.  Parent shall have consummated its IPO on or before October 31, 2006, on terms and conditions substantially in conformity with the S-1 Filing, with no material change in the pro forma financial statements as of December 31, 2005, and with at least $99,700,000 in net proceeds resulting from such IPO.

(o)           BEC Credit Agreement. Evidence satisfactory to Administrative Agent that all conditions precedent under the BEC Credit Agreement have been satisfied and the transactions contemplated therein are capable of consummation simultaneously with the consummation of the transactions hereunder.

(p)           Operating Accounts.  The Loan Parties shall maintain all of their principal depository and operating accounts with the Administration Agent.

(q)           Other Documents.  Such other approvals, opinions, documents or materials as the Administrative Agent or any Lender may reasonably request.

5.02         Conditions to All Loans.  The obligation of each Lender to make any Loan (including its initial Loan) or to continue or convert any Loan under Section 2.03 (but specifically excluding the conversion of LIBOR Loans on the last day of the Interest Period therefor into Base Rate Loans or the continuation of Base Rate Loans) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Conversion/Continuation Date and immediately after giving effect to such Borrowing or Conversion/Continuation:

(a)           Notice.  The Administrative Agent shall have received a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable;

(b)           Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct in all material respects on and as of such Borrowing Date or Conversion/Continuation Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

(c)           Continuation of Covenants. Each Loan Party  shall be in compliance with the covenants in Articles VII and VIII;

(d)           No Material Adverse Effect. No Material Adverse Effect shall have occurred or shall exist from such Borrowing or continuation or conversion; and

(e)           No Existing Default.  No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion.

Each Notice of Borrowing or Notice of Conversion/Continuation submitted by the Company hereunder shall constitute a representation and warranty by Each Loan Party , as of the date of each such notice and as of each Borrowing Date or Conversion/Continuation Date, as applicable, that the conditions in Section 5.02 are satisfied.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties represent and warrant to the Administrative Agent and each Lender that:

6.01         Organization, Existence and Power. Each Loan Party: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (b) has the power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents; (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; and (d) is in compliance in all material respects with all Requirements of Law.

6.02         Corporate Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which such Person is a party, have been duly authorized by all necessary organizational action, and do not and will not: (a) contravene the terms of any of that Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party that would be prior to the Liens granted to the Administrative Agent for the benefit of the Lenders or otherwise that would constitute a Material Adverse Effect or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Requirement of Law, that would constitute a Material Adverse Effect,  including, without limitation, any California Requirement of Law promulgated with respect to preparedness and damage prevention associated with earthquakes.

6.03         Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party, except for filings necessary to obtain and maintain perfection of Liens; routine filings related to the Loan Parties and the operation of their business; and such filings as may be necessary in connection with Lenders’ exercise of its remedies hereunder.

6.04         Binding Effect.  This Agreement and each other Loan Document to which any Loan Party is a party constitute the legal, valid and binding obligations of such Person to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable Bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.05         Litigation.  Unless specifically disclosed in Schedule 6.05 attached hereto, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party, or any of their respective Properties which: (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or (b) if determined adversely to such Loan Party would reasonably be expected to have a Material Adverse Effect. To the knowledge of each Loan Party, no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06         No Default.  No Default or Event of Default exists or would be reasonably expected to result from the incurring of any Obligations by the Loan Parties.  As of the Effective Date, no Loan Party

is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Effective Date, create an Event of Default under Subsection 9.01(e). Each Loan Party is in compliance with all requirements of any Governmental Authority applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other authorizations granted by Governmental Authorities necessary for the ownership of its Property and the present conduct of its business, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.07         ERISA Compliance.  Except as specifically disclosed in Schedule 6.07:

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the knowledge of the Company, nothing has occurred which would cause the loss of such qualification. Each Loan Party and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA);  (iv) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) or ERISA.

6.08         Margin Regulations.  The proceeds of the Loans shall be used solely for the purposes set forth in and permitted by Section 7.16. No Loan Party is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.09         Title to Properties.  Subject to Permitted Liens, the Loan Parties shall each have good and defensible title to all of their respective Oil and Gas Properties evaluated in the most recently delivered Reserve Report, and except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and each Loan Party shall have good title to all other Oil and Gas Properties necessary or used in the ordinary conduct of their respective businesses. After giving full effect to the Permitted Liens, any Loan Party specified as the owner under the most recently delivered Reserve Report owns the net interests in production attributable to the Oil and Gas Properties as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in such Loan Party’s net revenue interest in such Property. No consents or rights of first refusal exist or remain outstanding with respect to such Loan Party’s interest in the Mortgaged Properties assigned to it pursuant to any Acquisition of Oil and Gas Properties other than Permitted Liens.  As of the Effective Date, the property of the Loan Parties is subject to no Liens, other than Permitted Liens.

6.10         Oil and Gas Reserves.  Each Loan Party is and will hereafter be, in all material respects, the owner of the Oil and Gas that it purports to own from time to time in and under its Oil and Gas Properties, together with the right to produce the same.  The Oil and Gas Properties are not subject to any Lien other than as set forth in the financial statements referred to in Section 6.14, as disclosed to the Lenders in writing prior to the date of this Agreement and Permitted Liens.  All Oil and Gas have been and will hereafter be produced, sold and delivered in accordance in all material respects with all applicable laws and regulations of governmental authority; each of the Loan Parties has complied in all material respects and will hereafter use commercially reasonable efforts to comply with all material terms of each oil, gas and mineral lease and any other agreement comprising its Oil and Gas Properties; and all such oil, gas and mineral leases and other agreements have been and will hereafter be maintained in full force and effect.  Provided, however that nothing in this Section 6.10 shall prevent any Loan Party from abandoning any well or forfeiting, surrendering, releasing or defaulting under any lease in the ordinary course of business which is not disadvantageous in any way to the Lenders and which, in the opinion of such Loan Party, is in its best interest, and such Loan Party is and will hereafter be in compliance with all obligations hereunder.  All of the Loan Party’s Operating Agreements and Operating Leases with respect to its Oil and Gas Properties are and will hereafter be enforceable in all material respects in accordance with their terms except as such may be modified by applicable bankruptcy law or an order of a court in equity.

6.11         Initial Reserve Report.  The Company has heretofore delivered to the Lenders a true and complete copy of a report, dated effective as of December 21, 2005, prepared by Netherland, Sewell and Associates, Inc. (the “Initial Reserve Report”) relating to an evaluation of the Oil and Gas attributable to certain of the Mortgaged Properties described therein.  To the  knowledge of the Company, (a) the assumptions stated or used in the preparation of the Initial Reserve Report are reasonable, (b) all information furnished by the Company to Netherland, Sewell and Associates, Inc. (the “Independent Engineer”) for use in the preparation of the Initial Reserve Report was accurate in all material respects, (c) there has been no material adverse change in the amount of the estimated Oil and Gas shown in the Initial Reserve Report since the date thereof, except for changes which have occurred as a result of production in the ordinary course of business, and (d) the Initial Reserve Report does not omit any material statement or information necessary to cause the same not to be misleading to the Lenders.

6.12         Gas Imbalances. There are no gas imbalances, take or pay or other prepayments with respect to any of the Oil and Gas Properties which would require the Loan Parties to deliver Oil and Gas produced from any of the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding 50,000 Mcf of gas (on an Mcf equivalent basis) in the aggregate.

6.13         Taxes.  The Loan Parties have filed all federal tax returns and reports required to be filed, and have paid all federal taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. The Loan Parties have filed all state and other non-federal tax returns and reports required to be filed, and have paid all state and other non-federal taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets prior to delinquency thereof, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.  To the knowledge of the Loan Parties, there is no proposed tax assessment against any Loan Party that would, if made, reasonably be expected to have a Material Adverse Effect.

6.14         Financial Condition.

(a)           The Company has heretofore furnished to the Lenders the pro forma financial statements set forth in the S-1 Filing. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent, the Company and its Subsidiaries and Unrestricted Subsidiaries as of such dates and for such periods in accordance with GAAP subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b)           Since March 31, 2006, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and the business of the Parent and the Loan Parties have been conducted only in the ordinary course consistent with past business practices.

6.15         Environmental Matters.  Except as described on Schedule 6.15 hereto or as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c) and (d) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a)           neither any Property of any Loan Party, nor the operations conducted thereon, violate Environmental Laws.

(b)           no Property of any Loan Party, nor the operations currently conducted thereon by any Loan Party, or, to the knowledge of such Loan Party, no operations conducted thereon by any prior owner or operator of such Property, are in violation of or subject to any existing, or to the knowledge of such Loan Party, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority under Environmental Laws.

(c)           all notices, permits, licenses, exemptions, and approvals, if any, required to be obtained or filed under any Environmental Law in connection with the operation or use of any and all Property by each Loan Party, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or hazardous waste into the environment, have been duly obtained or filed or requested, and each Loan Party is in compliance with the material terms and conditions of all such notices, permits, licenses, exemptions and approvals.

(d)           all hazardous substances, hazardous waste and oil and gas waste, if any, generated by the Company or any of its Subsidiaries at any and all Property of any Loan Party have in the past been transported, treated and disposed of in compliance with Environmental Laws then in effect, and, to the knowledge of such Loan Party, transport carriers and treatment and disposal facilities known by such Loan Party to have been used by it are not the subject of any existing action, investigation or inquiry by any Governmental Authority under any Environmental Laws.

(e)           no hazardous substances, hazardous waste or oil and gas waste, have been disposed of or otherwise released by any Loan Party on or to any Property of such Loan Party except in compliance with Environmental Laws.

(f)            no Loan Party has any known pending assessment, investigation, monitoring, removal or remedial obligations under applicable Environmental Laws in connection with any release or threatened release of any hazardous substance, hazardous waste or oil and gas waste into the environment by any Loan Party.

6.16         Regulated Entities.  None of the Loan Parties, or any Person controlling the Company or the Guarantors, is an “Investment Company” within the meaning of the Investment Company Act of 1940. None of the Loan Parties, or any Person controlling the Company or the Guarantors, is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

6.17         No Burdensome Restrictions. No Loan Party is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

6.18         Copyrights, Patents, Trademarks and Licenses, etc. Each Loan Party owns or is licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without material conflict with the rights of any other Person.  To the  knowledge of any Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes in a material respect upon any rights held by any other Person.  Except as specifically disclosed in Schedule 6.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of any Loan Party, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.19         Subsidiary. The Company has no Subsidiary, Unrestricted Subsidiary or other material equity investment other than those specifically disclosed in Schedule 6.19 hereto. The Company owns the percentage interest of all issued and outstanding Equity in each Subsidiary, Unrestricted Subsidiary or other material equity investment described on Schedule 6.19. Parent owns one hundred percent (100%) of the issued and outstanding equity in the Company. The Company may update and replace Schedule 6.19 from time to time to reflect changes resulting from transactions or other events permitted hereunder.

6.20         Insurance. The Properties of each Loan Party is insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such other Loan Party operates.

6.21         Derivative Contracts.  As of the date hereof Schedule 6.21 sets forth, a true and complete list of all Derivative Contracts of the Loan Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

6.22         Full Disclosure.  None of the representations or warranties made by any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, written statement or certificate furnished by or on behalf of any Loan Party in connection with the Loan Documents, taken as whole, contains any untrue statement of a material fact known to any Loan Party, or omits any material fact known to any Loan Party, required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

6.23         Solvency. The Loan Parties, taken as a whole, and individually, are Solvent.

ARTICLE VII.

AFFIRMATIVE COVENANTS

So long as the Issuing Lender or any Lender shall have any Commitment hereunder, or any Loan, Letter of Credit or other Obligation shall remain unpaid or unsatisfied, unless the Lenders waive compliance in writing:

7.01         Financial Statements.  Each of the Loan Parties shall maintain, for itself and each of its Subsidiaries, on a consolidated basis, a system of accounting established and administered in accordance with GAAP and deliver, or cause to be delivered, to Administrative Agent, with sufficient copies for each Lender:

(a)           no later than fifteen (15) days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each fiscal year of Parent:

(i)          the audited consolidated balance sheet and related statements of income, partners equity and cash flows of  Parent as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all (A) reported on by a nationally recognized independent public accounting firm (the “Independent Auditor”) (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations and cash flows of Parent and its consolidated Subsidiaries (including each Unrestricted Subsidiary) on a consolidated basis in accordance with GAAP consistently applied, and (B) certified by a Responsible Officer as fairly presenting in all material respects, the financial condition, results of operations and cash flows of Parent and its consolidated Subsidiaries (including each Unrestricted Subsidiary) on a consolidated basis in accordance with GAAP consistently applied;

(ii)           unaudited annual consolidating balance sheet and consolidating statement of income for Parent and its consolidated Subsidiaries (including each Unrestricted Subsidiary) as of the end of such year, certified by a Responsible Officer as fairly presenting in all material respects, the financial condition, results of operations of Parent and its consolidated Subsidiaries (including each Unrestricted Subsidiary) on a consolidated basis in accordance with GAAP consistently applied; and

(iii)        the unaudited consolidated balance sheet and related statements of income, partners equity and cash flows of the Company as of the end of and for such year, setting forth in each case in comparative form the figures for the previous final year, and unaudited consolidating balance sheets and statements of income, all certified by a Responsible Officer as fairly presenting in all material respects, the financial condition, results of operations and cash flows of the Company and its consolidated Subsidiaries (including each Unrestricted Subsidiary) on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes.

(b)           no later than fifteen (15) days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each of the first three fiscal quarters of each fiscal year of Parent:

(i)          the unaudited consolidated balance sheet and related statements of income, partners equity and cash flows of Parent as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of ), the previous fiscal year, all certified by a Responsible Officer as fairly presenting in all material respects, the financial condition, results of operations and cash flows of Parent and its consolidated Subsidiaries (including each Unrestricted Subsidiary) on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes; and

(ii)         the unaudited consolidated balance sheet and related statements of income, partners equity and cash flows of the Company as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer as fairly presenting in all material respects, the financial condition, results of operations and cash flows of the Company and its consolidated Subsidiaries (including each Unrestricted Subsidiary) on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes.

7.02         Certificates; Other Production and Reserve Information.  The Company shall furnish to the Administrative Agent, with sufficient copies for each Lender:

(a)           As soon as available, but not later than 45 days after the close of each month, a Monthly Status Report in a form reasonably acceptable to the Lenders, as of the last day of the immediately preceding month;

(b)           Concurrently with any delivery of financial statements under Subsections 7.01(a) and (b), a certificate of a Responsible Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Derivative Contracts of each Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 8.05, any margin required or supplied under any credit support document, and the counterparty to each such agreement;

(b)           Concurrently with the delivery of the statements referred to in Subsection 7.01(b) and within sixty (60) days following the end of the Company’s fiscal year, a Pricing Grid Certificate executed by a Responsible Officer;

(c)           Concurrently with the delivery of the statements and reports referred to in Subsections 7.01(a) and (b), and 7.02(a) a Compliance Certificate executed by a Responsible Officer;

(d)           Annually commencing April 15, 2007, dated as of January 1st of such year, a Reserve Report prepared by the Independent Engineer or other independent petroleum engineer reasonably acceptable to Administrative Agent and the Company, and annually, commencing October 15, 2006, dated as of July 1st of such year, a Reserve Report prepared by personnel of the Company and certified by a Responsible Officer of the Company as true and correct in all material respects. Each Reserve Report shall be in form and substance reasonably satisfactory to the Lenders. With the delivery of each Reserve Report, the Company shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Loan Parties own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 8.01, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 6.12 with respect to their Oil and Gas Properties evaluated in such Reserve Report that would require any Loan Party to deliver Oil and Gas either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their proved Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its proved Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the most recently delivered Reserve Report and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the present value that such Mortgaged Properties represent;

(e)           Promptly after the furnishing thereof, copies of all periodic and other financial reports and other financial materials (not otherwise required to be delivered within a specific timeframe pursuant to the terms hereof) distributed by Parent to Provident Energy Trust or any of its Subsidiaries;

(f)            Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 7.02;

(g)           Promptly within 15 days after filing with the SEC copies of each report or Form 8-K (or any successors substitute forms that the Parent is required to file with the SEC).

(h)           Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Subsection 7.02(e), or after an Event of Default, upon request, a list of all Persons purchasing Oil and Gas from any of the Loan Parties;

(i)            Prompt written notice, and in any event within three (3) Business Days, of the occurrence of any Casualty Event;

(j)            Prompt written notice (and in any event within thirty (30) days prior thereto) of any change (i) in any Loan Party’s organizational name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Loan Party’s chief executive office or principal place of business, (iii) in any Loan Party’s identity or organizational structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in any Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Loan Party’s federal taxpayer identification number, if any;

(k)           Promptly upon the request of the Administrative Agent, such copies of all geological, engineering and related data contained in any of Loan Parties’ files or readily accessible to the Loan Party relating to the Oil and Gas Properties as may reasonably be requested;

(l)            On request by the Administrative Agent, based upon the Administrative Agent’s or Lenders’ good faith belief that any Loan Party’s title to the Mortgaged Properties or the Administrative

Agent’s lien thereon is subject to claims of third parties, or if required by regulations to which the Administrative Agent or any of the Lenders is subject, title and mortgage lien evidence satisfactory to the Administrative Agent covering such Mortgaged Property as may be designated by the Administrative Agent, covering such Loan Party’s title thereto and evidencing that the Obligations are secured by liens and security interests as provided in this Agreement and the Security Documents;

(m)          As soon as available, and in any event within 90 days after the end of each fiscal year, a business and financial plan for Parent (in form reasonably satisfactory to the Administrative Agent), prepared by a Responsible Officer, setting forth for the fiscal year most recently ended, quarterly financial projections and budgets for the Parent, and for four fiscal years thereafter yearly financial projections and budgets; and

(n)           Promptly, such additional information regarding the business, financial or corporate affairs of the Loan Parties as the Administrative Agent, at the reasonable request of any Lender, may from time to time request.

7.03         Notices.  The Company shall promptly notify the Administrative Agent:

(a)           of the occurrence of any Default or Event of Default or any event or circumstance that would reasonably be expected to become a Default or Event of Default;

(b)           of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Parent, the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Parent, the Company or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation, proposed legislation, ordinance or regulation of a Governmental Authority, or proceeding affecting Parent, the Company or any Subsidiary; including pursuant to any applicable Environmental Laws; or (iv) revocation, cancellation or failure to renew any license, permit or franchise where such revocation, failure or loss could reasonably be expected to have a Material Adverse Effect;

(c)           of any material change in accounting policies or financial reporting practices by Parent, the Company or any of its Subsidiaries; or

(d)           of the formation or acquisition of any Subsidiary.

Each notice under this Section 7.03 shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action such Loan Party proposes to take with respect thereto and at what time.  Each notice under Subsection 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

7.04         Preservation of Company Existence, Etc.  Each Loan Party shall:

(a)           preserve and maintain in full force and effect its legal existence, and maintain its good standing under the laws of its state or jurisdiction of formation, provided however, that the wind-up of any Subsidiary shall be permitted either to the extent assets of such Subsidiary are not transferred to any party other than the Company or another Subsidiary;

(b)           preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(c)           use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(d)           preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.05         Maintenance of Property.  Each Loan Party  shall maintain and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and to use the standard of care typical in the industry in the operation and maintenance of its facilities except where the failure to do so would not reasonably be expected to have a Material Adverse Effect provided, however, that nothing in this Section 7.05 shall prevent such Loan Party from abandoning any well or forfeiting, surrendering, releasing or defaulting under any lease in the ordinary course of business which is not materially disadvantageous in any way to the Lenders and which, in its opinion, is in the best interest of such Loan Party, and each such Loan Party is and will hereafter be in compliance with all obligations hereunder.

7.06         Title Information.

(a)           On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Subsection 7.02(e), the Company will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the total net present value (determined by a discount factor of 10%) of the proved Oil and Gas Properties evaluated by such Reserve Report.

(b)           If the Company has provided title information for additional Properties under Subsection 7.06(a), the Company shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 8.01 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Permitted Liens having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the net present value (determined by a discount factor of 10%) of the Oil and Gas Properties evaluated by such Reserve Report.

(c)           If the Company is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Company does not comply with the requirements to provide acceptable title information covering 80% of the net present value (determined by a discount factor of 10%) of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the

Administrative Agent or the Lenders.  To the extent that the Administrative Agent or the Majority Lenders are not reasonably satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards “the 80% requirement”, and the Administrative Agent may send a notice to the Company and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Majority Lenders to cause the Company to be in compliance with the requirement to provide acceptable title information on 80% of the net present value (determined by a discount factor of 10%) of the Oil and Gas Properties.  This new Borrowing Base shall become effective immediately after receipt of such notice.

7.07         Additional Collateral.  In connection with each redetermination of the Borrowing Base, the Company shall review the Reserve Report and the list of current Mortgaged Properties (as described in Subsection 7.02(e)) to ascertain whether the Mortgaged Properties represent at least 80% of the total net present value (determined by a discount factor of 10%) of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production.  In the event that the Mortgaged Properties do not represent at least 80% of such total net present value, then the Company shall, and shall cause each Loan Party to, grant, within thirty (30) days of delivery of the certificate required under Subsection 7.02(e), to the Administrative Agent or its designee as security for the Obligations a first-priority Lien interest on additional Oil and Gas Properties not already subject to a Lien of the Security Documents such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total net present value.  All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Documents, all in form and substance reasonably satisfactory to the Administrative Agent or its designee and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

7.08         Insurance.  Each Loan Party shall maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral for the Loan shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insured” and provide that the insurer will give at least 30 days prior notice of any cancellation to the Administrative Agent.

7.09         Payment of Obligations.  Each Loan Party  shall pay and discharge prior to delinquency, all their respective obligations and liabilities, including: (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by such Loan Party; (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; except in each of (a), (b) and (c), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.10         Compliance with Laws.  Each Loan Party  shall comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including Environmental Laws, the Federal Fair Labor Standards Act and any California Requirement of Law promulgated with respect to earthquakes), except (a) such as may be contested in good faith or as to which a bona fide dispute may exist or (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.11         Compliance with ERISA. Each Loan Party shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

7.12         Inspection of Property and Books and Records.  Each Loan Party shall maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party. Each Loan Party  shall permit, representatives and independent contractors of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine their respective company, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective managers, directors, officers, and independent public accountants, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to such Loan Party; provided, however, when an Event of Default exists the Administrative Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

7.13         Environmental Laws.

(a)           Each Loan Party  shall conduct its operations and keep and maintain its property in compliance with all Environmental Laws and maintain all environmental, health and safety permits, licenses and authorizations necessary for its operations and will maintain such in full  force and effect  except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Loan Party shall promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Loan Parties’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect.

(b)           Each Loan Party  shall establish and implement, such procedures as may be reasonably necessary to continuously determine and assure that the Loan Party’s obligations under this Section 7.13 are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect

(c)           Each Loan Party will promptly furnish to the Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by such Loan Party, or of which it has notice, pending or threatened against such Loan Party, by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its Properties or the operation of its business, except where any such alleged violations or incidents of non-compliance would not, individually or in the aggregate, result in a penalty, assessment, fine or other cost or liability exceeding $100,000.

(d)           Each Loan Party will promptly furnish to the Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by such Loan Party in connection with its ownership or use of its Properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of hazardous materials at any location, except where any such alleged responsibility would not, individually or in the aggregate, result in a penalty, assessment, fine or other cost or liability exceeding $100,000.

7.14         New Subsidiary/Unrestricted Subsidiary. If, at any time after the date of this Agreement, (a) any new Subsidiary is acquired or created, or (b) any new Unrestricted Subsidiary is permitted by the Lenders, as to any Loan Party, then such Loan Party shall execute and deliver a Security Agreement to the Administrative Agent, whereby such Loan Party pledges all of its Equity in such Subsidiary or Unrestricted Subsidiary.

7.15         New Subsidiary Guarantors. If, at any time after the date of this Agreement, there exists any Subsidiary of a Loan Party that is not a Guarantor hereunder, then such Loan Party shall cause each such Subsidiary to execute and deliver a Guaranty to the Administrative Agent.

7.16         Use of Proceeds. The Company shall use the proceeds of the Loans (a) to refinance a portion of BreitBurn Energy Company, L.P.’s Indebtedness to the extent secured by Oil and Gas Properties assigned to the Company or its Subsidiaries, as applicable, by BreitBurn Energy Company, L.P., (b) for standby letters of credit up to the sub-facility amount of $5,000,000, (c) for working capital purposes (including capital expenditures made for the exploration and development of Oil and Gas Properties) of the Company, (d) for general company purposes of the Company, and (e) for acquisitions permitted under Section 8.04 and Restricted Payments permitted under Section 8.09. The Company shall use the Letters of Credit as support for Derivative Contracts and for other general company purposes of the Company and its Subsidiaries.

7.17         Operating Accounts. The Loan Parties shall maintain with Administrative Agent all primary operating and depository accounts.

7.18         Phase I Reports.  As soon as available, and in any case within fifteen (15) days prior to closing any Acquisition of Oil and Gas Properties by it, such Loan Party shall deliver to the Lenders a Phase I report covering such Oil and Gas Properties to be acquired in form and substance satisfactory to the Administrative Agent.

7.19         Further Assurances.

(a)           Each Loan Party  will promptly cure any defects in the creation and issuance of the Notes and the execution and delivery of this Agreement, the Security Documents or any other instruments referred to or mentioned herein or therein.  The Company at its expense will promptly do all acts and things, and will execute and file or record, all instruments reasonably requested by the Administrative Agent, to establish, perfect, maintain and continue the perfected security interest of the Administrative Agent in or the Lien of the Administrative Agent on the Mortgaged Properties.  Upon request by the Administrative Agent, each Loan Party  shall promptly execute such additional Security Documents covering any new Oil and Gas Properties reflected on the Monthly Status Reports or any new Subsidiaries of the Loan Parties.  The Company will pay the reasonable costs and expenses of all filings and recordings and all searches deemed necessary by the Administrative Agent to establish and determine the validity and the priority of the Liens created or intended to be created by the Security Documents; and such Loan Party will satisfy all other claims and charges which in the reasonable opinion of the

Administrative Agent might prejudice, impair or otherwise affect any of the Mortgaged Properties or any Liens thereon in favor of the Administrative Agent for the benefit of the Issuing Lender and the Lenders.

(b)           Each Loan Party  hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of such Loan Party where permitted by law. A carbon, photographic or other reproduction of the Security Documents or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.  The Administrative Agent will promptly send such Loan Party any financing or continuation statements it files without the signature of such Loan Party and the Administrative Agent will promptly send the Company the filing or recordation information with respect thereto.

ARTICLE VIII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Lenders waive compliance in writing:

8.01         Limitation on Liens.  Each Loan Party agrees that it shall not, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)           any Lien created under any Loan Document;

(b)           Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.09;

(c)           carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business (whether by law or by contract) which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(d)           Liens consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(e)           Liens on the Property of such Loan Party securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

(f)            easements, rights-of-way, restrictions, defects or other exceptions to title (including, but not limited to, the contractual nature of the Company’s interest in the Brea Oil Field, Orange County, California, and the failure of certain Indian Tribes to act on assignment consents in certain Wyoming properties in connection with the acquisition by the Company of Properties from Nautilus Resources, LLC and Phoenix Production Company) and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, are not incurred to secure Indebtedness, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of the Loan Parties;

(g)           Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; or under any deposit account agreement entered into in the ordinary course of business; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Loan Party, (ii) the Loan Party maintains (subject to such right of set off) dominion and control over such account(s), and (iii) such deposit account is not intended by the Loan Party to provide cash collateral to the depository institution; and

(h)           Oil and Gas Liens.

8.02         Disposition of Assets.  Each Loan Party agrees that it shall not, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) (collectively, “Dispositions”) any Oil and Gas Properties or any other property used or useful to such Loan Party in connection with such Oil and Gas Properties (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a)           as permitted under Sections 7.05, 8.03, 8.04, 8.09 or 8.10;

(b)           Dispositions of inventory including produced Oil and Gas in the ordinary course of business;

(c)           Dispositions by the Company’s Subsidiaries to the Company;

(d)           used, worn-out or surplus equipment in the ordinary course of business; and

(e)           Dispositions not otherwise permitted under Subsections 8.02 (a) — (d) above which are made in the ordinary course of business;  provided that, (i) no Event of Default shall exist at the time of such Disposition or  result therefrom, and (ii) the aggregate value (as determined by the value assigned to such properties under the most recent Reserve Report) of all Dispositions of Oil and Gas Properties made by the Loan Parties, together, shall not exceed in any Borrowing Base Period five percent (5%) of the Borrowing Base then in effect; further provided that, the Borrowing Base shall be automatically reduced by an amount equal to the aggregate value of such Oil and Gas Properties and to the extent a Borrowing Base Deficiency results from such reduction, up to one-hundred percent (100%) of the proceeds of such Dispositions, net of usual and customary reasonable fees, expenses and taxes, shall be applied, as necessary, to cure such Borrowing Base Deficiency.

8.03         Consolidations and Mergers.  No Loan Party shall merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a)           any Subsidiary may merge with any Loan Party, provided that the Company or other Loan Party, as applicable, shall be the continuing or surviving entity;

(b)           any Subsidiary may sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or any other Subsidiary that is a Guarantor; and

(c)           Dispositions permitted under Section 8.02(e).

8.04         Loans and Investments.  No Loan Party shall purchase or acquire, or permit any of its Subsidiaries to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person (including any Unrestricted Subsidiary), or make or commit to make any Acquisition, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in (collectively, “Investments”) any Person including any Unrestricted Subsidiary or Affiliate of the Company, except for:

(a)           Investments in Cash Equivalents;

(b)           extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(c)           Investments in Subsidiaries, provided, however, that no Event of Default exists;

(d)           Investments permitted under Section 8.02(c);

(e)           Investments in Derivative Contracts permitted under Section 8.10;

(f)            Investments with third parties that are (i) customary in the oil and gas business, (ii) made in the ordinary course of the such Person’s business, and (iii) made in the form of or pursuant to Operating Agreements, process agreements, farm-in agreements, farm-out agreements, development agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts and other similar agreements;

(g)           Investments by the Company in the Unrestricted Subsidiary approved by the Majority Lenders;

(h)           extensions of credit by the Company to any of its full time employees which do not exceed $500,000 at any time outstanding in the aggregate to all such employees; and

(i)            other Investments not to exceed $500,000 in the aggregate.

8.05         Limitation on Indebtedness.  No Loan Party shall create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)           Indebtedness incurred pursuant to this Agreement or the other Loan Documents;

(b)           Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.08;

(c)           Indebtedness incurred in connection with the issuance of Derivative Contracts permitted under Section 8.10 hereof;

(d)           Specific Indebtedness outstanding on the date hereof and listed in Schedule 8.05 hereto; and

(e)           Indebtedness not otherwise permitted under Subsections 8.05(a) — (d) above not exceeding $1,000,000 at any time outstanding.

8.06         Transactions with Affiliates. No Loan Party shall enter into any transaction with or make any payment or transfer to (collectively, “Transactions”) any Affiliate of the Company or such Loan Party, except for Transactions between the Company and a Loan Party (or any Unrestricted Subsidiary) or between Subsidiaries (or a Subsidiary and any Unrestricted Subsidiary) in the ordinary course of business and upon fair and reasonable terms no less favorable to the Company or such other Person than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such other Person or to the extent permitted under Section 8.09.

8.07         Margin Stock.  No Loan Party shall use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act. If requested by the Administrative Agent, the Company will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

8.08         Contingent Obligations.  No Loan Party shall create, incur, assume or suffer to exist any Contingent Obligations except:

(a)           endorsements for collection or deposit in the ordinary course of business;

(b)           Derivative Contracts permitted under Section 8.10 hereof;

(c)           Contingent Obligations of the Loan Parties not to exceed $100,000 annually in the aggregate or as listed in Schedule 8.08 hereto, the amount thereof certified by an independent certified public accountant acceptable to the Administrative Agent;

(d)           plugging bonds, performance bonds and fidelity bonds issued for the account of the Company or its Subsidiaries, obligations to indemnify or make whole any surety and similar agreements incurred in the ordinary course of business, provided that such obligations shall not exceed $5,000,000 in the aggregate;

(e)           this Agreement and the Loan Documents; and

(f)            any other Contingent Obligations of the Loan Parties to the extent not described in Subsections 8.08 (a) - (e) not to exceed $1,000,000 annually in the aggregate.

8.09         Restricted Payments.  No Loan Party shall purchase, redeem or otherwise acquire for value any membership interests, partnership interests, capital accounts, shares of its capital stock or any warrants, rights or options to acquire such membership interest, partnership interest or shares, now or hereafter outstanding from its members, partners or stockholders and will not declare or pay any distribution, dividend or return capital to its members, partners or stockholders, or make any distribution of assets in cash or in kind to its  members, partners or stockholders (collectively “Restricted Payments”); except Restricted Payments to the extent permitted under the Loan Party’s Organization Documents, including without limitation Restricted Payments on the IPO Date in the aggregate amount of $63,200,000 to BreitBurn Energy Corporation, Pro GP Corp. and Pro LP Corp, so long as (a) no Event of Default exists or would result therefrom and (b) after giving effect to such Restricted Payment, (i) the Loan Parties exhibit pro-forma compliance with all terms and conditions of this Agreement, (ii) the Available Borrowing Base equals an amount no less than ten percent (10%) of the Borrowing Base, (iii)

the Company would have the ability to draw at least ten percent (10%) of the Borrowing Base and remain in compliance with all terms and conditions hereof, and (iv) such Restricted Payment would not impair the ability of the Company to fulfill its obligations hereunder. By making such Restricted Payment, the Company specifically represents and warrants to Administrative Agent and the Lenders that the conditions for making such Restricted Payment have been satisfied. No Loan Party may make any Restricted Payment to Unrestricted Subsidiaries.

8.10         Derivative Contracts.  No Loan Party shall enter into or in any manner be liable on any Derivative Contract except:

(a)           Derivative Contracts entered into by the Company with the purpose and effect of limiting or reducing the market price risk of Oil and Gas expected to be produced by the Company and each Subsidiary provided that at all times: (i) the aggregate of all such Derivative Contracts limits or reduces such market price risk for a term of no more than sixty (60) months; (ii) no such contract, when aggregated with all Derivative Contracts permitted under this Subsection 8.10(a) (but excluding put option contracts that are not related to corresponding calls, collars or swaps) requires the Loan Parties to deliver more than 85% of the reasonably anticipated production for each month for the total Oil and Gas classified as either “proved producing” or “proved developed non-producing” (provided however, the “proved developed non-producing” reserves included in such calculation shall not exceed 20% of the “proved producing” reserves) on the most recent Reserve Report delivered to the Administrative Agent covering the Oil and Gas Properties, and (iii) each such contract (excluding Derivative Contracts offered by national commodity exchange) shall be between the Company or a Subsidiary and the Administrative Agent, or any of the Lenders or its Affiliate, or with an unsecured counterparty or have a guarantor of the obligation of the unsecured counterparty who, at the time the contract is made, has long-term obligations rated BBB+ or Baal or better, respectively, by Standard & Poor’s Corporation or Moody’s Investors Services, Inc. (or a successor credit rating agency);

(b)           Derivative Contracts entered into by the Company with the purpose and effect of fixing interest rates on a principal amount of Indebtedness of the Company that is accruing interest at a variable rate, provided that (i) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding Indebtedness of the Company to be hedged by such contract, (ii) no such contract, except those with a Lender or its Affiliate, when aggregated with all Derivative Contracts permitted under Subsections 8.10(a) and (b), requires the Company to put up money, assets, letters of credit, or other security against the event of its non-performance prior to actual default by the Company in performing obligations thereunder, and (iii) each such contract shall be with a Lender or its Affiliate, or with an unsecured counterparty or have a guarantor of the obligation of an unsecured counterparty who, at the time the contract is made, has long-term obligations rated A+ or A1 or better, respectively, by Standard & Poor’s Corporation or Moody’s Investors Services, Inc. (or a successor credit rating agency);

(c)           In the event of a Derivative Contract between the Company and any of the Lenders, the Contingent Obligation evidenced under such Derivative Contract shall not be applied against such Lender’s Commitment nor against the Effective Amount.  Any Indebtedness to any Lender or its Affiliate incurred under any Derivative Contract shall be treated as an Obligation pari passu and secured pro rata under the Security Documents with all Obligations otherwise incurred hereunder or under the other Loan Documents as more particularly provided under Section 11.11; and

(d)           The Company shall not modify or terminate any Derivative Contracts to which it is currently a party or subsequently becomes a party without the consent of the Required Lenders.

8.11         Change in Business and Corporate Structure.

(a)           The Loan Parties shall not (i) have any Subsidiaries other than wholly-owned Subsidiaries, (ii) enter into, or allow any Subsidiary to enter into, any joint ventures, or (iii) have any other material equity investment other than the Unrestricted Subsidiaries.

(b)           The Loan Parties shall not, and shall not permit any Subsidiary to, engage in any business or activity other than its Principal Business.

(c)           The Loan Parties shall not alter, amend or modify in any manner materially adverse to the Lenders any of its Organization Documents.

8.12         Accounting Changes.  Except as expressly permitted by the Lenders, no Loan Party shall suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of any Loan Party.

8.13         ERISA Compliance.  Except as would not reasonably be expected to result in a Material Adverse Effect, No Loan Party will at any time:

(a)           engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which any Loan Party or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b)           terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of such Loan Party or any ERISA Affiliate to the PBGC.

(c)           fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, any Loan Party or any ERISA Affiliate is required to pay as contributions thereto.

(d)           permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan.

(e)           permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by any Loan Party or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(f)            incur, or permit any ERISA Affiliate to incur, any withdrawal liability pursuant to Section 4201 or 4202 of ERISA.

(g)           acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to such Loan Party or with respect to any ERISA Affiliate of such Loan Party if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any

Multiemployer Plan with respect to which such Person has an outstanding withdrawal liability under Section 4201 or 4202 of ERISA, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.

(h)           incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, or 4204 of ERISA.

(i)            contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, that provides retiree benefits to former employees of such entities (other than coverage mandated by applicable law), that may not be terminated by such entities in their sole discretion at any time without any material liability.

(j)            amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the such Loan Party or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

8.14         Interest Coverage Ratio.  Parent shall not permit, as of the last day of each fiscal quarter beginning with the fiscal quarter ended September 30, 2006, the ratio of EBITDA to Consolidated Interest Expense to be less than 2.75 to 1.00.

8.15         Leverage Ratio. Parent shall not permit, as of the last day of each fiscal quarter beginning with the fiscal quarter ended September 30, 2006, the ratio of Total Indebtedness (as of the last day of such fiscal quarter, for the twelve months preceding) to EBITDA to be greater than 3.50 to 1.00.

8.16         Current Ratio.  Parent shall not permit, as of the last day of each fiscal quarter beginning with the fiscal quarter ended September 30, 2006, the ratio of Current Assets to Current Liabilities to be less than 1.10 to 1.00.

ARTICLE IX.

EVENTS OF DEFAULT

9.01         Event of Default.  Any of the following shall constitute an “Event of Default”:

(a)           Non-Payment.  The Company fails to pay, when and as required to be paid herein, any amount of principal or interest of any Loan, or fails to pay within five (5) Business Days of when due any fee or other amount payable hereunder or under any other Loan Document; or

(b)           Representation or Warranty.  Any representation or warranty by any Loan Party made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any other Loan Party, or any Responsible Officer of such Person, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect on or as of the date made or deemed made and causes a Material Adverse Effect; or

(c)           Specific Defaults.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in Subsection 7.03(a) or Article VIII (except for such Liens under

Section 8.01 other than arising by consensual action of such Loan Party) or there is a change in the tax status of any Loan Party; or

(d)           Other Defaults.  An Event of Default as defined in any Security Document shall occur, or any Loan Party fails to perform or observe any other term or covenant contained in this Agreement (other than described in this Section 9.01) or any other Loan Document, and same shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such default or (ii) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender; or

(e)           Cross-Default.  (i) any Loan Party fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) any Loan Party fails after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation having an aggregate principal amount of more than $1,000,000, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (iii) any Indebtedness or Contingent Obligations of any Loan Party in excess of $1,000,000 shall be declared due and payable prior to its stated maturity or cash collateral is demanded in respect of such Contingent Obligations; or

(f)            Insolvency; Voluntary Proceedings.  Any Loan Party or BreitBurn GP LLC (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing; or

(g)           Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Loan Party or BreitBurn GP LLC, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against all or a substantial part of the Company’s or any Guarantor’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Loan Party or BreitBurn GP LLC admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Loan Party or BreitBurn GP LLC acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h)           Change in Management or Control.  Either Halbert Washburn or Randall Breitenbach shall cease or fail for any reason to serve and function as Co-CEO of BreitBurn GP LLC and shall not be succeeded in such position or other comparable position acceptable to the Lenders, within sixty (60) days by a Person acceptable to the Lenders or there shall occur a Change of Control; or

(i)            Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against any Loan Party or General Partner involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

(j)            Loss of Permit.  Any Governmental Authority revokes or fails to renew any material license, permit or franchise of any Loan Party, or any Loan Party for any reason loses any material license, permit or franchise, or any Loan Party suffers the imposition of any restraining order, escrow, suspension or impounding of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise; and, in each case such revocation, failure or loss could reasonably be expected to have a Material Adverse Effect; and such default remains unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such default or (ii) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender; or

(k)           Adverse Change.  There occurs a Material Adverse Effect; or

(l)            Guaranty Default. A Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or such Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or

(m)          Material Agreements. Any Loan Party shall fail to observe, perform or comply with any material covenant, agreement, condition or provision of any material Contractual Obligation including without limitation the following: (i) or Derivative Contracts required under Section 8.10, (ii) material leases associated with the Mortgaged Properties and (iii) material agreements governing the transportation of Oil and Gas from the Mortgaged Properties; or

(n)           ERISA. The occurrence of any of the following events: (i) the happening of a Reportable Event which has resulted or could reasonably be expected to result in a Material Adverse Effect (if not waived by the PBGC or by the Majority Lenders, or if such event can be avoided by any corrective action of the Loan Party affected thereby, such corrective action is not completed within ninety (90) days after the occurrence of such Reportable Event) with respect to any Pension Plan; (ii) the termination of any Pension Plan in a “distress termination” under the provisions of Section 4041 of ERISA; (iii) the appointment of a trustee by an appropriate United States District Court to administer any Pension Plan; and (iv) the institution of any proceedings by the PBGC to terminate any Pension Plan or to appoint a trustee to administer any such plan; or

(o)           Environmental Claims. An Environmental Claim shall have been asserted against any Loan Party which could have a Material Adverse Effect; or

9.02         Remedies.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders:

(a)           declare the Commitment, if any, of each Lender to make Loans and issue Letters of Credit to be terminated, and/or declare all or any part of the unpaid principal of the Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become due and payable, without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by each Loan Party .

(b)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in Subsection (f) or (g) of Section 9.01 (in the case of clause (i) of Subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans and issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent, or any Lender and without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by each Loan Party .

(c)           All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:  first, to reimbursement of expenses and indemnities provided for in this Agreement and the Security Documents; second, to accrued interest on the Notes; third, to fees owed to the Administrative Agent or any Lender; fourth, pro rata to principal outstanding on the Notes and the Indebtedness referred to in Clause (g) of the definition of “Indebtedness” owing to a Lender or an Affiliate of a Lender; fifth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Obligation; sixth, to any other Indebtedness; and any excess shall be paid to the Company or as otherwise required by any Governmental Authority.

9.03         Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X.

ADMINISTRATIVE AGENT

10.01       Appointment and Authorization.  Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

10.02       Duties and Obligations of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 10.03, and (c) except as expressly set forth herein, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the

Lender serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Loan Parties or any other obligor or guarantor, or (vii) any failure by the Company or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.

10.03       Action by Administrative Agent.  The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.05) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (i) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) specifying the action to be taken and (ii) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders.  If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the Majority Lenders in the written instructions (with indemnities) described in this Section 10.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.05), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

10.04       Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and the Company, the Lenders and the Issuing Lenders hereby waives the right to dispute the

Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

10.05       Sub-agents.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Agent-Related Persons.  The exculpatory provisions of the preceding Sections of this Article X shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06       Administrative Agent as Lender. Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and it and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not Administrative Agent hereunder.

10.07       No Reliance.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Agents shall not be required to keep themselves informed as to the performance or observance by the Company or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Company or its Subsidiaries.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Haynes and Boone, L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

10.08       Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.09       Authority of Administrative Agent to Release Collateral and Liens.  Each Lender and Issuing Lender hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.  Each Lender and Issuing Lender hereby authorizes the Administrative Agent to execute and deliver to the Company, at the Company’s sole cost and expense, any and all releases of Liens, termination statements, assignments, or other documents reasonably requested by the Company in connection with any sale or other disposition of property to the extent such sale or other disposition is permitted by the terms of Section 8.02 or is otherwise authorized by the terms of the Loan Documents.

10.10       The Arrangers, the Syndication Agent and the Documentation Agent.  The Lead Arranger, the Syndication Agent and the Documentation Agent shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

10.11       Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon 30 days’ notice to the Lenders.  If the Administrative Agent resigns under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor administrative agent reasonably satisfactory to the Company in the same capacity as the retiring Administrative Agent for the Lenders.  If no successor administrative agent is appointed prior to the effective date of the resignation of such retiring Administrative Agent, such retiring Administrative Agent may appoint, after consulting with the Lenders, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as the Administrative Agent in the same capacity as the retiring Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent shall either withdraw its resignation or may appoint as a successor administrative agent a commercial Lender organized under the laws of the United States of America or of any State thereof having a commercial capital surplus of at least $500,000,000.

10.12       Withholding Tax.

(a)           If any Lender is a not a “United States person” within the meaning of Section 7701(a)(3) of the Code (a “Foreign Lender”), such Foreign Lender agrees with and in favor of the Administrative Agent, to deliver to the Administrative Agent prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment or participation of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to a complete exemption from withholding tax on all payments to be made to such Foreign Lender by the Company pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Company pursuant to this Agreement) or such other evidence satisfactory to the Company that such Foreign Lender is entitled to a complete exemption from U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code.  Thereafter and from time to time, each such Foreign Lender shall (i) promptly submit to the Company such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Company of any available complete exemption from United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Company pursuant to this Agreement, and (ii) promptly notify the Administrative Agent and the Company of any change in circumstances which would modify or render invalid any claimed exemption.

(b)           Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to that Lender under any of the Loan Documents (for example, in the case of a typical participation by that Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (i) two duly signed completed copies of the forms or statements required to be provided by that Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which that Lender acts for its own account that is not subject to U.S. withholding tax, and (ii) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information that is required by the Code and Treasury regulations promulgated thereunder and any additional information that Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that that Lender is not acting for its own account with respect to a portion of any such sums payable to that Lender.

(c)           The Company shall not be required to pay any additional amount to any Foreign Lender under Section 3.01:  (i) with respect to any Taxes or Other Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption that Foreign Lender transmits with an IRS Form W-8IMY pursuant to Subsection 10.12(b) or (ii) if that Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 10.12.

(d)           Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (“Domestic Lender”) shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9.  If that Domestic Lender fails to deliver such forms, then the Company may withhold from any interest payment to that Domestic Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.  Thereafter and from time to time, each such Domestic Lender shall (i) promptly submit to the Company such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Company of any available exemption from United States withholding taxes in respect of all payments to be made to such Domestic Lender by the Company pursuant to this Agreement, and (ii) promptly notify the Company of any change in circumstances which would modify or render invalid any claimed exemption.

(e)           No Assignee shall be entitled to the benefits of Section 3.01 unless the Company is notified of the assignment and such Assignee has complied with the requirements of this Section 10.12.

(f)            If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  If (i) a Lender does not deliver the forms or other documentation required this Section 10.12 to the Administrative Agent, or (ii) the Company is required by law to deduct and withhold from or in respect of any amounts payable under any Loan Document to a Lender but is not required to pay additional amounts under Section 3.01 with respect to such payment, then the Administrative Agent may deduct from any payment to such Lender an amount equivalent to the applicable withholding tax.

(g)           If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including Attorney Costs).  The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

ARTICLE XI.

MISCELLANEOUS

11.01       Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Administrative Agent at the written request of the

Majority Lenders) and the Company and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, modification, termination or consent shall, unless in writing and signed by all the Lenders and the Company, on behalf of the Loan Parties, and acknowledged by the Administrative Agent, do any of the following:

(a)           increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02), or increase the maximum amount of Letters of Credit;

(b)           postpone the final maturity date of any Loan, or postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(c)           reduce the principal of, or the rate of interest specified herein on any Loan, or  any fees or other amounts payable hereunder or under any other Loan Document;

(d)           change the Pro Rata Shares or change in any manner the definition of “Majority Lenders” or “Required Lenders”;

(e)           amend this Section 11.01 or any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders;

(f)            release all, substantially all, or any material portion of the Collateral (except for releases in connection with dispositions of assets which are permitted hereunder or under any Loan Document), or release any Subsidiary from any Guaranty;

(g)           reduce the amount or postpone the due date of any amount payable in respect of, or extends the required expiration date of, any Letter of Credit, or change in any manner the obligations of Lenders relating to the purchase of participations in Letters of Credit; or

(h)           increase the Borrowing Base pursuant to Section 2.05, provided, the Required Lenders may maintain or decrease the Borrowing Base pursuant to Section 2.05;

and; provided further, that (i) any amendment, modification, termination or waiver of any of the provisions contained in Article V shall be effective only if evidenced by a writing signed by or on behalf of the Administrative Agent and the Majority Lenders, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Issuing Lender under this Agreement or any LC Related Document relating to any Letter of Credit Issued or to be Issued by it, and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

11.02       Notices.

(a)           All notices, requests and other communications shall be in writing and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02; or, as directed to the Company or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent.

(b)           All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX shall not be effective until actually received.

(c)           Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company.  The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice.  The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.

11.03       No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof;  nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.04       Costs and Expenses.  The Company shall:

(a)           whether or not the transactions contemplated hereby are consummated, pay or reimburse the Administrative Agent within five (5) Business Days after demand (subject to Subsection 5.01(c)) for all reasonable costs and expenses incurred by the Administrative Agent in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including Attorney Costs incurred by the Administrative Agent with respect thereto except such costs and expenses as may be incurred by the assignor Lenders or Assignee under Subsection 11.08(c); and

(b)           pay or reimburse the Administrative Agent and each Lender within five (5) Business Days after demand (subject to Subsection 5.01(c)) for all costs and expenses (including Attorney Costs) incurred by each of them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

11.05       Indemnity.  Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold the Agent-Related Persons, and each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified

Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARISE OUT OF OR AS A RESULT OF ANY INDEMNIFIED PARTY’S NEGLIGENCE IN WHOLE OR IN PART, INCLUDING, WITHOUT LIMITATION, THOSE CLAIMS WHICH RESULT FROM THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PARTY, OR ANY ONE OR MORE OF THEM; provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent same arise from (i) the gross negligence or willful misconduct of any Indemnified Person or (ii) a claim or action asserted by one or more other Indemnified Persons. The agreements in this Section shall survive payment of all other Obligations.

11.06       Payments Set Aside.  To the extent that the Company makes a payment to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

11.07       Successors and Assigns.  Except for all provisions in Section 11.08, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

11.08       Assignments, Participations, etc.

(a)           Any Lender may upon written consent of the Administrative Agent, the Issuing Lender and Borrower, which consent shall not be unreasonably withheld (provided at any time that an Event of Default has occurred and is continuing, no approval from the Company shall be required), at any time, assign and delegate to one or more Eligible Assignees (provided that no written consent of the Administrative Agent or the Issuing Lender shall be required in connection with any assignment and delegation by the Lender to an Eligible Assignee that is an Affiliate of such Lender) (each an “Assignee”) all, or any ratable part of all in a minimum commitment amount at least equal to $5,000,000 or in $1,000,000 increments in excess thereof, of the Loans, the Commitments, and the other rights and obligations of such Lender hereunder; provided, however, that the Company and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Company and the Administrative Agent an Assignment and Acceptance in the form of Exhibit D (“Assignment and Acceptance”) together with any Note or Notes subject to such assignment and (iii) the assignor Lender or Assignee has paid to the Administrative Agent a processing fee in the amount of $3,000.00.

(b)           From and after the date that the Administrative Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

(c)           Within five (5) Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment in accordance with Subsection 11.08(a)) the Company shall execute and deliver to the Administrative Agent, new Notes evidencing such Assignee’s assigned Loans and Commitment and, if the assignor Lender has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Lender (such Notes to be in exchange for, but not in payment of, the Notes held by such Lender, which shall be cancelled upon receipt of the new or replacement Notes).  Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(d)           Any Lender may at any time sell to one or more commercial Lenders or other Persons not Affiliates of the Company (a “Participant”) participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, the originating Lender shall remain a Lender for all purposes hereof and the other Loan Documents to which such originating Lender is a party, and the Participant may not become a Lender for purposes hereof or for any other of the Loan Documents, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Company and the Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents (the Participant’s rights against the granting Lender in respect of such participation being those set forth in the agreement creating or evidencing such participation with such Lender), and all amounts payable by the Company hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

(e)           Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Company and provided to it by the Company or any of its Subsidiaries, or by the Administrative Agent on such Company’s or Subsidiary’s behalf, under or in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by any Lender or the Administrative Agent, or (ii) was or becomes available on a  non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Lender; provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors and other professional advisors; (G) to any Affiliate of such Lender, or to any Participant or Assignee, actual or potential, provided that such Affiliate, Participant or Assignee agrees to keep such information confidential to the same extent required of the Lenders hereunder, and (H) as to any Lender, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company is party or is deemed party with such Lender.

(f)            Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Notes held by it in favor of any Federal Reserve Lender in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Lender may enforce such pledge or security interest in any manner permitted under applicable law.

11.09       Interest.

(a)           It is the intention of the parties hereto to comply with applicable usury laws, if any; accordingly, notwithstanding any provision to the contrary in this Agreement, the Notes or in any of the other Loan Documents securing the payment hereof or otherwise relating hereto, in no event shall this Agreement, the Notes or such other Loan Documents require or permit the payment, taking, reserving, receiving, collection, or charging of any sums constituting interest under applicable laws  which exceed the maximum amount permitted by such laws.  If any such excess interest is called for, contracted for, charged, taken, reserved, or received in connection with the Loans evidenced by the Notes or in any of the Loan Documents securing the payment thereof or otherwise relating thereto, or in any communication by the Administrative Agent, the Issuing Lender or the Lenders or any other Person to the Company or any other Person, or in the event all or part of the principal or interest thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under the Notes or any other Loan Document shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows:  (i) the provisions of this paragraph shall govern and control, (ii) neither any Company nor any other Person now or hereafter liable for the payment of the Notes or any Obligation shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance of the Notes or other

Obligations, as applicable, or, if the Notes or other Obligations, as applicable, have been or would be paid in full, refunded to the Company, and (iv) the provisions of this Agreement, the Notes and the other Loan Documents securing the payment thereof and otherwise relating thereto, and any communication to the Company, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof.  Without limiting the foregoing, all calculations of the rate of the interest contracted for, charged, collected, taken, reserved, or received in connection with the Notes, this Agreement or any other Loan Document which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Loans or other Obligations, as applicable, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved, or received.  The terms of this paragraph shall be deemed to be incorporated in every document and communication relating to the Notes, the Loans or any other Loan Document.

(b)           Texas Finance Code, Chapter 346 (formerly Tex.  Rev.  Civ.  Stat., Title 79, Chapter 15), which regulates certain revolving loan accounts and revolving tri-party accounts, shall not apply to any revolving loan accounts created under the Notes, this Agreement or the other Loan Documents or maintained in connection therewith.

(c)           To the extent that the interest rate laws of the State of Texas are applicable to the Loans or any other Obligations, the applicable interest rate ceiling is the weekly ceiling (formerly the indicated rate ceiling) determined in accordance with Tex.  Rev.  Civ.  Stat., Title 79, Article 5069-1D.003, also codified at Texas Finance Code, Section 303.301 (formerly Article 5069-1.01(a)(1)), and, to the extent that this Agreement, the Notes or any other Loan Document is deemed an open end account as such term is defined in Tex.  Rev.  Civ.  Stat., Title 79, Article 5069-1B.002(14), also codified at Texas Finance Code Section 3.01.001(3) (formerly Article 5069-1.01(f)), the payee retains the right to modify the interest rate in accordance with applicable law.

11.10       Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as any Guarantor may have under applicable law, the Company agrees that in the event a payment shall be made by any Guarantor under a Guaranty in respect of a Loan to the Company the Company shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment subject to the provisions of the Guaranty executed by such Guarantor. Notwithstanding any provision of this Agreement to the contrary, all rights of any Guarantor under this Section 11.10 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full of the Obligations, and no payments may be made in respect of such rights of indemnity, contribution or subrogation until all the Obligations have been paid in full and all Commitments have expired. No failure on the part of the Company to make the payments required by this Section (or any other payments required under applicable law or otherwise) shall in any respect limited the obligations and liabilities required under applicable law or otherwise) shall in any respect limit the obligations and liability of any Guarantor with respect to any Guaranty, and Guarantor shall remain liable for the full amount of the obligation of such Guarantor under each such Guaranty in accordance therewith.

11.11       Collateral Matters; Derivative Contracts.  The benefit of the Security Documents and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to any Lender or any Affiliate of a Lender that is counterparty to any Derivative Contract with the Company or any of its Subsidiaries (including any Derivative Contract between such

Persons in existence prior to the Effective Date) on a pro rata basis in respect of any obligations of the Company or any of its Subsidiaries which arise under any such Derivative Contract; provided that the applicable counterparty must have provided Administrative Agent written notice of the existence thereof  (such notice to include a summary of the contract date, price, volumes and other terms of such Derivative Contracts as Administrative Agent may reasonably request) and such transaction must not otherwise be prohibited under this Agreement at the time it was entered into and provided further that if such Lender or Affiliate ceases to be a Lender (a) its Derivative Contract obligations shall be secured pari passu with the Lenders’ Obligations but only to the extent such counterparty’s obligations arise from transactions entered into at the time such counterparty was a Lender hereunder or an Affiliate of a Lender hereunder, and (b) such counterparty shall have no voting rights under any Loan Documents as a result of the existence of obligations owed to it under any such Derivative Contract.  For the avoidance of doubt, a Person ceases to be a Lender hereunder if (i) pursuant to an assignment, such Person ceases to have any Commitment, Loans and LC Obligation hereunder or (ii) the Commitments of all of the Lenders hereunder have been terminated and all principal, interest and other amounts outstanding under this Agreement have been paid in full in cash (whether as a result of repayment at maturity, prepayment in connection with the refinancing of this Agreement or otherwise).

11.12       USA Patriot Act Notice.  Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify the Loan Party, insofar as it is needed to comply with the Act, in accordance with the Act. Each Loan Party hereby represents and warrants to Administrative Agent and each Lender that such Loan Party is not a country, individual or entity named on the “Specifically Designated National and Blocked Persons” list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

11.13       Automatic Debits of Fees.  With respect to any commitment fee, arrangement fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Administrative Agent under the Loan Documents, the Company hereby irrevocably authorizes the Administrative Agent, after giving reasonable prior notice to the Company, to debit any deposit account of the Company with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense.  If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid.  No such debit under this Section shall be deemed a set-off.

11.14       Notification of Addresses, Lending Offices, Etc.  Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

11.15       Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

11.16       Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

11.17       No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Company, the other Loan Parties, the Lenders, the Administrative Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.18       Governing Law, Jurisdiction and Waiver of Jury Trial. The provisions of Section 11.19 hereof shall govern the resolution of any Dispute (as such term is defined in such Section 11.19).  If, however, the provisions of Section 11.19 are not invoked as therein provided, the following provisions shall apply:

(a)           THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS AND APPLICABLE FEDERAL LAW; AND THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)           EACH LOAN PARTY PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SCHEDULE 11.02.  SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF TEXAS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY  CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH LOAN PARTY  IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  EACH LOAN PARTY  WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, AND CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH LEGAL ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS FOR NOTICES SET FORTH HEREIN,  SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(d)           THE LOAN PARTIES, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR

THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE LOAN PARTIES, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.19       ARBITRATION.

(a)           Arbitration.  Upon the demand of any party to any Loan Document, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms hereof.  A “Dispute” shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents.  Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute.  Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

(b)           Governing Rules.  Arbitration proceedings shall be administered by the American Arbitration Association (“AAA”) or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules.  All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents.  The arbitration shall be conducted at a location in Texas selected by the AAA or other administrator.  If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control.  All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding.  All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated.  Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a Lender of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)           No Waiver; Provisional Remedies, Self-Help and Foreclosure.  No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding.  The exercise of any such remedy shall not waive the right of any party to compel arbitration hereunder.

(d)           Arbitrator Qualifications and Powers; Awards.  Arbitrators must be active members of the Texas State Bar with expertise in the substantive laws applicable to the subject matter of the Dispute.  Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing.  Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of Texas, (ii) may grant any remedy or relief that a court of the state of Texas could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Texas rules of civil procedure, as set forth in the Texas Code of Civil Procedure and the Court Rules or other applicable law.  Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses).  By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000.  Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

(e)           Judicial Review and Other Exceptions.  Notwithstanding anything herein to the contrary: (i) In any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law.  In such arbitrations (A) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (B) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of Texas, and (C) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (1) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (2) whether the conclusions of law are erroneous under the substantive law of the state of Texas.  Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of Texas; and (ii) Determinations of the Borrowing Base pursuant to Section 2.05 hereof shall not be subject to review or challenge under this Section 11.19.

(f)            Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein.  If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

11.20       Entire Agreement.  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, its Subsidiaries, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

11.21       NO ORAL AGREEMENTS.  THIS WRITTEN LOAN AGREEMENT, TOGETHER WITH THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH,

REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE COMPANY:

BREITBURN OPERATING L.P.,
a Delaware limited Partnership

By:	/s/ Randall H. Breitenbach
Randall H. Breitenbach,
Co-Chief Executive Officer

GUARANTORS:

ALAMITOS COMPANY,
a California corporation

By:	/s/ Randall H. Breitenbach
Randall H. Breitenbach,
President

ALAMITOS COMPANY LLC,
a Delaware limited liability company

By:	/s/ Bruce D. McFarland
Bruce D. McFarland,
Secretary

BREITBURN OPERATING GP, LLC,
a Delaware limited liability company

By:	/s/ Randall H. Breitenbach
Randall H. Breitenbach,
Co-Chief Executive Officer

BREITBURN ENERGY PARTNERS L.P.,
a Delaware limited liability company

By:	/s/ Randall H. Breitenbach
Randall H. Breitenbach,
Co-Chief Executive Officer

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PHOENIX PRODUCTION COMPANY,
a Wyoming corporation

By:	/s/ Halbert S. Washburn
Halbert S. Washburn,
President

PREVENTIVE MAINTENANCE SERVICES LLC,
a Colorado limited liability company

By:	/s/ Halbert S. Washburn
Halbert S. Washburn,
President

2

ADMINISTRATIVE AGENT:

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ Jo Ann Vasquez
Name:	Jo Ann Vasquez
Title:	Vice President

ISSUING LENDER:

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ Jo Ann Vasquez
Name:	Jo Ann Vasquez
Title:	Vice President

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LENDERS:

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ Jo Ann Vasquez
Name:	Jo Ann Vasquez
Title:	Vice President

BOM CAPITAL MARKETS FINANCING, INC.
(f/k/a Harris Nesbitt Financing, Inc.)

By:	/s/ James V. Ducote
James V. Ducote
Vice President

CITIBANK, N.A.
(f/k/a Citibank Texas, N.A.)

By:	/s/ Larry Holden
Larry Holden
Senior Vice President

THE BANK OF NOVA SCOTIA

By:	/s/ William E. Zarrett
William E. Zarrett
Managing Director

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ M. Jarrod Bourgeois
M. Jarrod Bourgeois
Vice President

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